===========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                  FORM S-4
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933


                                 MNB Bancorp
           (Exact name of registrant as specified in its charter)

        Massachusetts                     6711                04-3405895
(State or other jurisdiction       (Primary Standard       (I.R.S. Employer
     of incorporation or       Industrial Classification    Identification
        organization)                Code Number)                 No.)

                            300 East Main Street
                        Milford, Massachusetts 01757
                               (508) 634-4100
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)


                         ROBERT J. LEWIS, President
                                 MNB Bancorp
                            300 East Main Street
                        Milford, Massachusetts 01757
                               (508) 634-4100
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                 Copies to:
                            DAVID F. HANNON, ESQ.
                 Craig and Macauley Professional Corporation
                            Federal Reserve Plaza
                             600 Atlantic Avenue
                           Boston, Massachusetts 02210

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [x]

                        -----------------------------

                       CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                 Proposed          Proposed
                                                 maximum           maximum
Title of each class of           Amount to be    offering price    aggregate           Amount of
securities to be registered      registered*     per unit**        offering price**    registration fee
-------------------------------------------------------------------------------------------------------
Common Stock, $1 par value       200,035         $58.06            $11,614,032.00      $3,426.14
=======================================================================================================

<F*>  The number of shares of Common Stock stated above is the maximum number of such shares which may be issued upon consummation of the Merger Agreement.
<F**> Calculated in accordance with Rule 457(f)(2) on the basis of the book value of the Common Stock, $1 par value, of The Milford National Bank and Trust Company on December 31, 1997.
============================================================================

                                 MNB BANCORP

                            Cross Reference Sheet
                  pursuant to Item 501 of Registration S-K
                 (Showing the location in the Prospectus of
                responses to the Items of Part I of Form S-4)

Item
No.     Caption                               Heading in Prospectus
----    -------                               ---------------------

1.      Forepart of Registration Statement
        and Outside Front Cover Page of
        Prospectus                            Facing Page of Registration
                                              Statement, Cross Reference
                                              Sheet, Outside Front Cover
                                              Page of Prospectus.

2.      Inside Front and Outside Back Cover
        Pages of Prospectus                   Inside Front Cover Page of
                                              Prospectus, "TABLE OF
                                              CONTENTS"

3.      Risk Factors, Ratio of Earnings to
        Fixed Charges and Other Information   "SUMMARY"

4.      Terms of the Transaction              "SUMMARY," "REORGANIZATION
                                              PLAN - MERGER," "DESCRIPTION
                                              OF THE BANK'S COMMON STOCK,"
                                              "DESCRIPTION OF THE HOLDING
                                              COMPANY'S COMMON STOCK"

5.   Pro Forma Financial Information          N/A

6.   Material Contact with the Company Being
     Being Acquired                           "REORGANIZATION PLAN - MERGER"

7.   Additional Information Required for
     Reoffering by Persons and Parties
     Deemed to be Underwriters                N/A

8.   Interests of Named Experts and Counsel   N/A

9.   Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities                              "REORGANIZATION PLAN -MERGER -
                                              Other Considerations"

10.  Information with Respect to S-3
     Registrants                              N/A

11.  Incorporation of Certain Information
     by Reference                             N/A

12.  Information with Respect to S-2 or
     S-3 Registrants                          N/A

13.  Incorporation of Certain Information
     by Reference                             N/A

14.  Information with Respect to
     Registrants Other than S-3 or S-2
     Registrants                              "HISTORY AND BUSINESS - The
                                              Bank," "REGULATION AND
                                              SUPERVISION," "MARKET PRICE
                                              AND DIVIDENDS - Holding
                                              Company Stock," "FINANCIAL
                                              MATTERS -Selected Financial
                                              Data," "REORGANIZATION PLAN -
                                              MERGER - Description of
                                              Reorganization Plan,"
                                              "LITIGATION"

15.  Information with Respect to S-3
     Companies                                N/A

16.  Information with Respect to S-2 or
     S-3 Companies                            N/A

17.  Information with Respect to Companies
     Other than S-3 or S-2 Companies          "HISTORY AND BUSINESS - The
                                              Bank," "REGULATION AND
                                              SUPERVISION," "MARKET PRICE
                                              AND DIVIDENDS - Bank Stock,"
                                              "FINANCIAL MATTERS - Selected
                                              Financial Data," "SECURITY
                                              OWNERSHIP - The Bank,"
                                              "LITIGATION"

18.  Information if Proxies, Consents or
     Authorizations are to be Solicited       "THE MEETING," REORGANIZATION
                                              PLAN - MERGER - Rights of
                                              Dissenting Shareholders,"
                                              "MANAGEMENT," "SECURITY
                                              OWNERSHIP," "MISCELLANEOUS
                                              MATTERS"

19.  Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer                  N/A

----------------
"N/A" means omitted because the answer is negative or the item is not applicable.

                                 MNB BANCORP
                            300 East Main Street
                        Milford, Massachusetts  01757
                               (508) 634-4100

                               200,035 SHARES

                       COMMON STOCK (PAR VALUE $1.00)

                        _____________________________

                       PROXY STATEMENT AND PROSPECTUS
                        _____________________________

      This Proxy Statement and Prospectus is furnished in connection with the solicitation of proxies by the management of The Milford National Bank and Trust Company (the "Bank") in connection with the Annual Meeting of Shareholders of the Bank to be held on April 8, 1998 to consider and act upon the merger of the Bank into a subsidiary of MNB Bancorp (the "Holding Company"), pursuant to which all the outstanding shares of common stock of the Bank would be exchanged for shares of common stock of the Holding Company on the basis of one share of the common stock of the Holding Company, par value $1.00, for each share of the common stock of the Bank, par value $1.00. This Proxy Statement has been mailed to all holders of record of the common stock of the Bank as of the close of business on February 27, 1998. The cost of soliciting the proxies will be borne by the Bank. The Holding Company has filed a Registration Statement with the Securities and Exchange Commission covering the shares of common stock of that corporation to be issued in connection with the merger of the Bank into a subsidiary of the Holding Company. This Proxy Statement also constitutes a "prospectus" and has been filed with the Securities and Exchange Commission as part of the Registration Statement. Please see page vi "Risk Factors" for a description of certain risks in connection with the shares of the Holding Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF STOCK OF THE HOLDING COMPANY OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR COMPANY.

      The date of this proxy statement and prospectus is March 9, 1998.

TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Summary                                                               iii
The Meeting                                                             1
Election of Directors                                                   2
  Information about Nominees                                            3
  Executive Officers                                                    4
  Beneficial Ownership of Bank Stock by Nominees and Officers           5
  Committees                                                            6
  Remuneration of Officers and Directors                                6
Reorganization Plan - Merger                                            7
  Reasons for Reorganization                                            7
  Description of the Reorganization Plan                                9
  Federal Tax Consequences                                             11
  Rights of Dissenting Shareholders                                    12
  Certain Conditions of Merger                                         13
  Differences in Shareholders' Rights                                  13
  Other Considerations                                                 18
History and Business                                                   19
  The Bank                                                             19
  The Holding Company                                                  20
Regulation and Supervision                                             21
Market Price and Dividends                                             22
  Bank Stock                                                           22
  Holding Company Stock                                                22
Financial Matters                                                      23
  Selected Financial Data                                              23
  Capitalization                                                       24
Management                                                             25
  Transactions with Management of Continuing Bank                      25
Description of Bank's Common Stock                                     25
  Dividend Rights                                                      25
  Voting Rights - Cumulative Voting                                    25
  Liquidation Rights                                                   25
  Preemptive Rights                                                    26
  Dissenters' Rights                                                   26
  Other Matters                                                        26
Description of the Holding Company's Common Stock                      26
  Dividend Rights                                                      26
  Voting Rights                                                        26
  Liquidation Rights                                                   27
  Preemptive Rights                                                    27
  Dissenters' Rights                                                   27
  Other Matters                                                        27
Financial Statements                                                   27
Litigation                                                             27
Miscellaneous Matters                                                  28
Legal Opinions                                                         28
Exhibit A - Merger Agreement
Exhibit B - Certain Provisions of 12 U.S.C. [Section Sign]215a  Relating to
            Dissenters' Rights
Exhibit C - Certain Provisions of Certificate of Incorporation
            of Holding Company
Exhibit D - Certain Provisions of By-Laws of the Holding Company

      Shareholders of the Holding Company will receive annual reports of the financial condition and results of operations of the Holding Company, which reports will be audited and prepared on a consolidated or unconsolidated basis in the discretion of the Board of Directors from time to time.

      UNTIL JUNE 7, 1998 ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROXY STATEMENT AND PROSPECTUS DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE
CORPORATION OR THE OFFICE OF THE COMPTROLLER OF THE CURRENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   SUMMARY

      The following is a brief summary of certain information contained elsewhere in this Proxy Statement and Prospectus. Certain capitalized terms in this Summary are defined elsewhere herein. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information in this Proxy Statement and Prospectus and the documents referred to herein.

The Companies

      The Milford National Bank and Trust Company ("Bank") is a national banking association that conducts a general commercial banking business primarily in Milford, Massachusetts. The Bank offers general retail banking services, commercial and consumer loans, and other banking services. The principal executive office of the Bank is located at 300 East Main Street, Milford, Massachusetts, 01757, and its telephone number is (508) 634-4100. See "HISTORY AND BUSINESS - The Bank."

      MNB Bancorp ("Holding Company") has recently been incorporated under the laws of the Commonwealth of Massachusetts for the purpose of becoming a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. The Holding Company has caused Milford Bank, National Association ("New Bank"), a wholly-owned subsidiary, to be chartered solely for the purpose of this transaction. The principal executive office of Holding Company is located at 300 East Main Street, Milford, Massachusetts 01757, and its telephone number is (508) 634-4100. See "HISTORY AND BUSINESS - The Holding Company."

The Meeting

      Time, Date and Place. The Bank's Annual Meeting of Shareholders will be held on April 8, 1998 at 10:00 A.M., local time, at 300 East Main Street, Milford, Massachusetts, 01757. See "THE MEETING."

      Record Date, Shares Entitled to Vote. Holders of Bank common stock of record at the close of business on February 27, 1998 are entitled to notice of, and to vote at, the Bank's Annual Meeting and any adjournments thereof. On February 27, 1998, there were 200,035 shares of Bank common stock outstanding. See "THE MEETING."

      Purposes of Meeting. The shareholders of the Bank are being asked to fix the number of directors to be elected and to elect directors. The shareholders of the Bank are also being asked to ratify and confirm an Agreement to Merge involving the Bank, the New Bank, and the Holding Company, a copy of which is annexed hereto as Exhibit A and which is incorporated herein by reference (the "Merger Agreement"). Under the Merger Agreement, the Bank will be merged with and into the New Bank, a newly-formed national banking association that is a wholly-owned subsidiary of the Holding Company. See "REORGANIZATION PLAN-MERGER-Description of the Reorganization Plan." As a result of the merger, the separate existence of the Bank will cease and the combined entity (the "Continuing Bank") will operate under the name

"The Milford National Bank and Trust Company" as a wholly-owned subsidiary of the Holding Company.

      Vote Required. Consummation of the merger between the New Bank and the Bank requires the approval of two-thirds of the outstanding shares of common stock of the Bank and of the New Bank. Approximately 35% of the outstanding shares of common stock of the Bank are owned by the executive officers and Directors of the Bank and their affiliates, while 100% of the outstanding shares of common stock of the New Bank are owned by the Holding Company. The Bank has been advised that all of its executive officers and Directors intend to vote their shares of Bank common stock for approval of the Merger Agreement, and the Holding Company has indicated its intention to vote its shares of the New Bank in favor of the merger. See "REORGANIZATION PLAN -MERGER-Description of the Reorganization Plan."

The Merger

      Effect of Merger. Upon consummation of the merger, the Bank will be merged with and into the New Bank, and each outstanding share of Bank common stock, par value $1.00, (other than dissenting shares) will be converted into one share of Holding Company common stock, par value $1.00. The merger will become effective on the date specified in the Merger Agreement, provided all statutory conditions are satisfied. See "REORGANIZATION PLAN-MERGER-Description of the Reorganization Plan."

      Recommendations of the Board of Directors. The Board of Directors of the Holding Company and the Bank both unanimously recommend votes for approval of the Merger Agreement.

Federal Income Tax Consequences

      The merger is designed to result in the exchange by the Bank's shareholders of their Bank common stock for Holding Company common stock on a tax-free basis. An opinion as to the federal tax consequences of the transaction has been obtained from Craig and Macauley Professional Corporation, special counsel to the Bank and the Holding Company. See "REORGANIZATION PLAN -MERGER-Federal Income Tax Consequences."

Dissenters' Rights

      Under the Merger Agreement and federal law, a shareholder of the Bank who has voted against the merger or has given written notice at or prior to the Annual Meeting that he dissents from the plan of merger, shall, upon compliance with certain statutory procedures, be entitled to receive the fair value in cash of his Bank common stock, as determined in accordance with Federal law. See "REORGANIZATION PLAN - MERGER - Rights of Dissenting Shareholders."

Selected Financial Data

      The following table sets forth selected historical per share data for the Bank. Data concerning the Holding Company is omitted because the Holding Company has had no operating history. All figures are calculated on the basis of 200,035 shares.

The Milford National Bank and Trust Company
Historical Per Share Data

                                                  Year Ended December 31
                                   ------------------------------------------------------
                                    1997        1996        1995        1994        1993
                                    ----        ----        ----        ----        ----

Book value per share               $58.06      $51.44      $42.36      $38.15      $36.85
Cash dividends paid per share      $ 0.64      $ 0.48      $ 0.36      $ 0.27      $ 0.20
Net Income per Share               $ 6.25      $10.09      $ 0.98      $ 5.52      $ 4.29

      Pro forma financial information regarding the Holding Company after its acquisition of the Bank is not presented since it would involve no meaningful change in the data shown above.

Comparative Market Price

      Shares of the Bank's stock are held by approximately 121 record holders, and are infrequently traded. Trading prices during 1996 and 1997 ranged, to the Bank's knowledge, from $53 to $75. To date in 1998, there have been to the Bank's knowledge no shares traded. See "MARKET PRICE AND DIVIDENDS - Bank Stock."

      Data concerning the market value of Holding Company shares is omitted because the Holding Company has had no operating history and none of its shares has been traded. See "MARKET PRICE AND DIVIDENDS - Holding Company Stock."

Certain Legal Matters

      The merger is subject to the requirements of Federal banking statutes, rules and regulations, which provide that the merger may not be consummated without the approval of the Comptroller of the Currency and the Federal Reserve Board, and the review of the Attorney General of the United States. Preliminary approval both to form the New Bank and to merge the Bank into the New Bank has already been obtained from the Comptroller of the Currency, and notice has been given to the Board of Governors of the Federal Reserve. See "REORGANIZATION PLAN - MERGER - Description of the Reorganization Plan."

Comparison of Common Stock

      The Bank, as a national banking association, is regulated under Federal banking laws. The Holding Company, as a Massachusetts corporation, is governed by the corporate laws of the Commonwealth of Massachusetts. Because of the difference in the laws, shareholders of the Bank who become shareholders of the Holding Company as a result of the merger may have different rights. See "REORGANIZATION PLAN - MERGER - Differences in Shareholders' Rights."

Risk Factors

      The transaction contemplated by the Merger Agreement is principally designed to reorganize the corporate structure of the Bank in order to conduct the business of the Bank as a wholly owned subsidiary of a registered bank holding company. The transaction, if consummated, will not represent any material change in the nature of the business conducted by the Bank.

      Presented below are certain "risk factors" associated with the combined business of the Holding Company and the Bank which may be present as a result of the Bank's reorganizing its business structure, through the consummation of the transaction contemplated by the Merger Agreement, into a subsidiary of the Holding Company. These risk factors represent those identified by the Board of Directors of the Bank and may not represent all of the risk factors associated with the transaction contemplated by the Merger Agreement.

      Company's Financial Condition. Shareholder's electing to receive Holding Company stock for Bank stock do so without the ability of analyzing the historical financial performance of the Holding Company. The Holding Company is a newly formed Massachusetts corporation and has no history of financial performance. The Holding Company's financial condition immediately following the effective date of the consolidation contemplated by the Merger Agreement will depend on the operation and profitability of the Bank at the time of and after the effective date of the reorganization. As the Holding Company continues to operate in the future, additional factors may affect its profitability including, among others: (i) businesses started or acquired by the Holding Company other than the Bank;
(ii) the nature of federal or state laws and regulations applicable to the Holding Company; and (iii) the effect of management.

      Banking Institutions. The financial services industry and banking in particular has undergone a complex deregulation process. Interest rate limitations on what banks may pay to depositors have been phased out; "regional" interstate banking pacts and "true interstate" banking, allowing financial institutions to cross state lines have been and will continue to be enacted nationally and in many states; and competition has increased among banks and other companies to provide traditional banking services. These changes have resulted in increased competition for a market share of the financial services industry. The Holding Company and the Bank will be affected by these changes in the future. The conduct of the Bank's business as a subsidiary of the Holding Company may increase the ability to compete in this newly deregulated environment.

      Anti-takeover Provisions. The Holding Company's Articles of Organization and By-Laws contain provisions intended to be "anti-takeover" in nature as discussed above, including a supermajority vote provision, fair price provision, and additional items. The presence of all of these provisions may have the effect of discouraging outside offers for the shares of the Holding Company and may also give management more control over the acceptance or rejection of business combination transactions than otherwise. Such provisions may have certain negative effects. See "REORGANIZATION PLAN
- MERGER - Differences in Shareholders' Rights."

                                 THE MEETING

      This Proxy Statement and Prospectus is furnished to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of The Milford National Bank and Trust Company (the "Bank") to be used at the Annual Meeting of Shareholders of the Bank to be held at 300 East Main Street, Milford, Massachusetts 01757, April 8, 1998 at 10:00 A.M. and at any adjournments thereof.

      The close of business on February 27, 1998 has been fixed as the record date for determining shareholders of the Bank entitled to notice of and to vote at the Annual Meeting of Shareholders. There is one authorized class of stock of the Bank, $1.00 par value common stock. As of the record date, the number of shares of common stock outstanding and entitled to vote at the Annual Meeting of Shareholders was 200,035.

      The following table sets forth certain information as of the record date with respect to all individuals known to the Bank to be the beneficial owner of more than 5% of the outstanding common stock of the Bank:

                             Number of Shares            Percent of
Name and Address of Owner    Beneficially OWNED(1)(2)    Outstanding Shares
-------------------------    ------------------------    ------------------

Gilbert Kahn, Jr., Trustee          10,608(3)                   5.3%
under Indenture of Trust
dated November 3, 1994
by Shelley D. Vincent III
38 Wood Road
Morristown, NJ  07960

Dorothy R. Horne                    25,234(4)                 12.6%
P.O. Box 1122
Westboro, MA  01581

Mary G. Vincent                     90,554(5)                 45.3%
300 East Main Street
Milford, MA  01757

<F1>  Based upon information provided to the Bank by the indicated persons.
<F2>  Under applicable Federal regulations, a person is treated as the beneficial owner of a security if the person, directly or indirectly (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security. A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within 60 days. Unless indicated in another footnote to this tabulation, each person listed has sole voting and investment power with respect to the shares set forth opposite his or her name.
<F3>  Mr. Kahn is a Director of the Bank.
<F4>  Includes 2,010 shares owned by Mrs. Horne's husband.  Mrs. Horne is a
      Director of the Bank.
<F5>  Consists of  shares held in two trusts of which Mrs. Vincent is sole lifetime beneficiary.

      The affirmative vote of a majority of the shares of common stock of the Bank represented at the Annual Meeting is required to fix the number of directors and to elect directors.

      Cumulative voting is permitted for the election of directors. Each shareholder electing to cumulate his or her votes may cast that number of votes for any one nominee (or may distribute that number of votes among several nominees) as equals the product of multiplying the number of nominees for election by the number of shares the shareholder is entitled to vote at the meeting. A shareholder who desires to exercise cumulative voting rights is encouraged to attend the meeting in person in order to direct the allotment of his or her votes. Such rights may also be exercised by a shareholder submitting a form of proxy on which the desired allotment of votes is properly indicated.

      The affirmative vote of two-thirds of the outstanding shares of common stock of the Bank is necessary for the ratification and confirmation of the Merger Agreement hereinafter described.

      Execution of the enclosed proxy will not affect the shareholder's right to attend the meeting and vote in person, since a shareholder giving a proxy has the power to revoke it by delivering a notice of revocation, or a duly executed proxy bearing a later date, to the Bank at any time before the proxy is exercised at the meeting.

      The accompanying proxy is solicited by the Board of Directors of the Bank. The expense of solicitation will be borne by the Bank. To the extent necessary to assure sufficient representation of the shareholders at the meeting, officers and employees of the Bank may personally, by telephone or by other means, contact shareholders to request the return of proxies. Such officers and employees will receive no additional compensation for such services. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy material to beneficial owners in order to solicit authorizations for the execution of proxies. The Bank may, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such material.

                            ELECTION OF DIRECTORS

      The Articles of Association of the Bank provide that the shareholders fix by resolution the exact number of directors at the Annual Meeting of Shareholders. The Bank's Board of Directors presently consists of 13 members. One director, David B. Lowell, has announced that he will retire at the end of his term and will not stand for re-election.

      It is proposed by the Board of Directors that at this meeting the number of directors who shall constitute the full Board of Directors until the next annual meeting shall be fixed at 12 and that the individuals named below will be nominated for election as directors to serve until the 1999 Annual Meeting of Shareholders and for such further time as may be required for the election and qualification of their successors. Unless returned proxies properly indicate that authority to vote for nominees is withheld, all proxies received by the Bank in time for the 1998 meeting will be voted to fix the number of directors at 12 and, in the event the number of directors is so fixed, in favor of the election of the following nominees. In the event any of the nominees unexpectedly become unable or unwilling to accept nomination for election, the persons named in the accompanying form of proxy and authorized to vote in the election will vote the shares represented by executed proxies in favor of the nomination and election of such substitute nominees as the Board of Directors of the Bank may select.

                             Board of Directors

Information About Nominees

      Opposite the name of each nominee in the following table is shown (1) his age; (2) Bank offices held; (3) date on which his term of office as a Director of the Bank began; and (4) his business experience during the past five years, current occupation and employment. Each Director is elected to serve for a term of one year or until his successor is elected and qualified. No Director holds a directorship in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

                                                         Director
                                                         of the      Business Experience During Past
                                                         Bank        5 Years; Current Occupation or
Name                     Age      Bank Offices Held      Since       Employment; Directorship
----                     ---      -----------------      --------    -------------------------------

Leonard M. DeLoia        60       Director               1977        President, The Prudential Lenmar Realty
Michael A. Diorio        52       Director               1996        Principal, Diorio, Hudson & Pavento, P.C.,
                                                                     Certified Public Accountant
William B. Gannett       74       Director               1977        Retired
Dorothy R. Horne         75       Director               1985        Executive Secretary, Retired
Gilbert Kahn, Jr.        58       Director               1997        Director, Corporate Development,
                                                                     Union Camp Corporation
Roger R. Lavallee        47       Director               1990        President, Custom Alarm Service, Inc.
Robert J. Lewis          51       President, Director    1996        1997 President and Chief Executive Officer,
                                                                     The Milford National Bank and Trust Company
George R. Marino         65       Director               1988        Retired
Henry C. Papuga          47       Chairman of the        1990        Manager, Milford Water Company
                                  Board Directors
Thomas C. Sawyer, Sr.    53       Director               1987        Publisher, Milford Daily News
Linda L. Varney          54       Director               1993        President and Treasurer, Varney Bros.
                                                                     Sand and Gravel, Inc.
William J. Vitalini      38       Director               1996        President, B. Vitalini, Inc.; Certified
                                                                     Public Accountant

      During 1997, there were 15 meetings of the Board of Directors, which meets every month. Directors attended in 1997 at least 92% of all Board meetings and meetings of committees of which they were members.

      Bank Directors receive a $200 monthly retainer, $250 for each Board of Directors meeting attended, and $100 for each committee meeting attended. The Chairman of the Board also receives another $1,000 per year.

Executive Officers

      Henry C. Papuga is Chairman of the Board of the Bank, Robert J. Lewis is President and Chief Executive Officer of the Bank and Anne M. Dygon is the Senior Vice President and Chief Financial Officer. The officers of the Holding Company will initially be Henry C. Papuga, Chairman of the Board, Robert J. Lewis, President and Chief Executive Officer, Anne M. Dygon, Treasurer and Kathrine Baldwin, Clerk.

      All of the nominees were elected by the shareholders at the 1997 Annual Meeting.

      Nominations for election to the Board of Directors of the Bank may also be made by any shareholder in accordance with the By-Laws of the Bank. The By-Laws provide that nominations for directors, other than those made on behalf of the existing Board of Directors of the Bank, must be made in writing and delivered or mailed to the President of the Bank and to the Comptroller of the Currency, Washington, D.C., not less than 7 days nor more than 50 days prior to the annual meeting. Such notification must contain the following information to the extent known to the shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Bank that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Bank owned by the notifying shareholder.
Nominations not made in accordance with such requirements may, in the discretion of the Chairman of the meeting, be disregarded, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

Beneficial Ownership of Bank Stock by Nominees and Officers

      The following table and related notes set forth information as of the record date regarding common stock of the Bank beneficially owned by each nominee for Director of the Bank and by all Directors and executive officers of the Bank as a group.

Name of Individual           Number of Shares              Percent of
or Persons in Group          Beneficially Owned(1)(2)      Outstanding Shares
-------------------          ------------------------      ------------------

Leonard M. DeLoia             1,334                          .67%
Michael A. Diorio                25                          .01%
William B. Gannett            1,534                          .77%
Dorothy R. Horne             25,234(3)                     12.61%
Gilbert Kahn, Jr.            15,608(4)                      7.80%
Roger R. Lavallee             2,001                         1.00%
Robert J. Lewis                  60                          .03%
George R. Marino              1,334                          .67%
Henry C. Papuga               1,000                          .50%
Thomas C. Sawyer, Sr.         1,000                          .50%
Linda L. Varney               9,460(5)                      4.73%
William J. Vitalini           2,868(6)                      1.43%
All Directors, nominees
 and executive officers(7)   68,617                        34.31%

      Consummation of the merger will not affect the amount and percentage of present holdings of any of the 5% beneficial shareholders, Directors, or Directors and executive officers as a group indicated in the tables above.

<F1>  Based upon information provided to the Bank by the indicated persons.
<F2>  Under applicable Federal regulations, a person is treated as the beneficial owner of a security if the person, directly or indirectly (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security. A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within 60 days. Unless indicated in another footnote to this tabulation, each person listed has sole voting and investment power with respect to the shares set forth opposite his or her name.
<F3>  Includes 2,010 shares owned by Mrs. Horne's husband.
<F4>  Includes 2,500 shares owned by Mr. Kahn's wife and 10,608 shares held by Mr.
      Kahn as trustee.
<F5>  Includes 6,820 shares owned by Varney Bros. Sand and Gravel, Inc. of which
      Ms. Varney is an officer, and 640 shares held in a trust of which Ms. Varney is a beneficiary.
<F6>  Includes 200 shares owned by Mr. Vitalini's minor children.
<F7>  The term "executive officer" means the Chairman of the Board, President,
      Senior Vice President and Cashier.

Committees

      The Board of Directors each year appoints certain directors to serve on standing committees of the Board of Directors, consisting of the Advisory/Long-Term Planning Committee, Asset & Liability Committee, Audit Committee, Budget Committee, Governance/Compensation Committee, Loan Committee, and Trust Committee.

      The members of the Advisory/Long-Term Planning Committee are Messrs. DeLoia, Diorio, Gannett and Kahn and Ms. Horne and Varney. During 1997, the committee met four times.

      The members of the Asset & Liability Committee are Messrs. Diorio, Lowell, Sawyer and Vitalini and Ms. Horne. During 1997, the committee met twelve times.

      The members of the Audit Committee are Messrs. Lowell, Marino, Papuga and Vitalini. During 1997, the Audit Committee met seven times.

      The members of the Budget Committee are Messrs. Diorio, Lowell, Papuga, Sawyer and Vitalini and Ms. Horne. During 1997, the committee met four times.

      The members of the Governance/Compensation Committee are Messrs. DeLoia, Diorio, Marino, Papuga and Sawyer and Ms. Horne. During 1997, the committee met six times.

      The members of the Loan Committee are Messrs. Lavallee, Marino and Sawyer and Ms. Varney. During 1997, the committee met 44 times.

      The members of the Trust Committee are Messrs. DeLoia, Gannett and Kahn and Ms. Horne and Varney. During 1997, the committee met 12 times.

Remuneration of Directors and Officers

      The following table provides certain summary information concerning compensation paid or accrued by the Bank to or on behalf of the Bank's Chief Executive Officer for the year ended December 31, 1997.

Name and Principal Position      1997 Year Salary ($)      Bonus ($)      Other Annual Compensation ($)(1)
---------------------------      --------------------      ---------      --------------------------------

Robert J. Lewis, President and        $125,000              $10,000                   $30,697
 Chief Executive Officer

<F1>  Included in other annual compensation are various relocation benefits in the amount of $29,725.

      Employees of the Bank become eligible for participation under the Bank's 401(K) Savings Plan when they have completed twelve consecutive months in which they have worked 1000 hours of service and attain the age of
21. Employees are allowed to contribute up to the lesser of 15% of their compensation or $9,500 annually. The Board votes each year as to the matching contribution by the Bank in the next year.

                         REORGANIZATION PLAN-MERGER

      The proposed Merger Agreement, if adopted, would result in the reorganization of the business of the Bank as a wholly-owned subsidiary of MNB Bancorp, a newly formed holding company which is a Massachusetts corporation (the "Holding Company"). Shareholders of the Bank would receive common stock of the Holding Company in exchange for their present holdings of stock in the Bank at the rate of one share of common stock of the Holding Company, par value $1.00, for each share of common stock of the Bank, par value $1.00.

      The Board of Directors of the Bank has unanimously approved and recommends that the Bank's shareholders approve the reorganization of the Bank as described below by voting for the ratification and confirmation of the Merger Agreement hereinafter described.

Reasons For the Reorganization

      The Board of Directors of the Bank is of the opinion, after careful consideration of various alternatives, that the reorganization of the Bank as a wholly-owned subsidiary of a one-bank holding company is in the best interest of shareholders because it best places the Bank in a position to meet and solve the needs of its present and potential customers while maintaining its status as an independent bank. While some increased costs, consisting primarily of increased administration expenses occasioned by the operation of the Holding Company, increased reporting requirements of regulatory agencies, and increased taxes resulting from the taxation of the Holding Company as a Massachusetts corporation, will result from the operation of the Holding Company, it is thought that these would be amply justified for the reasons herein described.

      It is believed that the flexibility afforded by the proposed corporate structure would permit a more efficient utilization of the resources, facilities and special skills of the Bank. Thus, the Bank directly as well as the subsidiaries of the Holding Company will be able to compete more effectively in performing the banking and related services which the Bank presently offers. At the same time, the Holding Company may, through other subsidiaries to the extent permitted by law and regulation, enter a broader range of financial product markets and adopt, and more readily furnish, newly developed and more diversified financially-related services.

      It is further believed that operational options will be enhanced by the adoption of a one-bank holding company vehicle. Some existing functions of the Bank could be undertaken by subsidiaries of the Holding Company. Similarly, new services could be offered by other subsidiaries of the Holding Company.

      Under the terms of the Bank Holding Company Act of 1956, as amended, and the regulations thereunder, the Holding Company is limited in the services which it may provide. Generally, only such services as are found by the Board of Governors of the Federal Reserve System to be so closely related to banking or managing or controlling banks as to be a proper incident thereto, may be performed by the Holding Company. A bank holding company may engage in such permitted activities directly or through one or more subsidiaries. Such activities currently include, among others, (1) making or acquiring loans that could be made by mortgage, finance, credit card or factoring companies, (2) performing the functions of a trust company, (3) acting as an investment or financial advisor, (4) leasing real or personal property in certain situations, (5) making investments to promote community welfare, and (6) providing data processing and transmission services. There is presently pending legislation before Congress which if passed and signed by the President would expand the number and scope of activities in which a bank holding company may engage.

      There are, however, no present plans under consideration to transfer any activities of the Bank to subsidiaries of the Holding Company, to acquire existing companies or to form any new subsidiaries of the Holding Company. Any activity which other subsidiaries of the Holding Company might hereafter undertake will, of course, be carefully weighed in light of prudence, the best interest of shareholders, requirements of present and future customers and the limitations on activities imposed by applicable laws.

      In addition to the reasons of increased flexibility of operations described above, the Board of Directors believes that the formation of a holding company is appropriate at this time because of the protection which a holding company can afford the Bank and its shareholders against unwanted or unattractive takeover attempts. There is little doubt that the present time is a time of unprecedented change in the banking industry.

      The regulated character of the banking industry would not preclude a takeover bidder from acquiring voting control of the Bank and merging it into another bank or operating it as a subsidiary of another bank holding company. While such a reorganization of the Bank might be accomplished on terms favorable to the Bank's shareholders, the acquiring entity's incentive to negotiate with the Bank's Board of Directors would be diminished to the extent that the acquiring entity possessed voting control of the Bank, since in that case the acquiring entity would control both parties to the transaction. As a result, such a reorganization could be accomplished on terms unfavorable to the Bank's shareholders or in a manner which would preclude a proper evaluation of the merits of the proposed transaction in light of alternatives.

      While the Bank is not aware of being the target of any takeover attempt, it has been a matter of concern to your Board of Directors to provide a measure of protection to the Bank and its shareholders against a takeover bid for the Bank which might, in the opinion of the Board of Directors and shareholders, not represent adequately the value of the Bank. For this reason, as indicated in "Differences in Shareholders' Rights" below, the corporate structure of the Holding Company has been designed to make the Bank less vulnerable to an unfriendly takeover attempt.

      The Holding Company has been organized with a corporate structure which would make it more difficult to acquire control of the Holding Company's Board of Directors over a short period of time by acquiring a controlling block of the Holding Company's stock, thereby increasing the time which the shareholders and Directors of the Holding Company would have to consider the benefits and drawbacks of, and alternatives to, a proposed acquisition of the Holding Company. Since the Bank would be a wholly-owned subsidiary of the Holding Company, control of the Bank could be obtained by obtaining control of the Holding Company.

      It is believed that the use of the holding company vehicle in conjunction with certain corporate governance provisions which serve to encourage takeover bidders to negotiate a proposed acquisition of the Bank with the Board of Directors of the Holding Company will enable management to negotiate from a position of strength in connection with any such proposal and will permit shareholders to adequately consider the merits of and alternatives to any such proposal.

      The specific provisions of the Holding Company's Articles of Organization and By-Laws which will result in differences between the rights of holders of the Bank's stock and the rights of holders of the Holding Company's stock are discussed below under "Differences in Shareholders' Rights." Since the reorganization plan will result in the exchange of shares of the Bank's stock for shares of the Holding Company's stock, shareholders are urged to study carefully the discussion contained therein.

      At present, the Bank's authorized capital is 250,000 shares of common stock, of which 200,035 shares are outstanding. The Holding Company will have 1,000,000 shares of authorized common stock, of which 799,965 shares will remain unissued after 200,035 shares of common stock are issued in exchange for shares of the Bank's common stock. These shares will be available for issuance from time to time for any proper corporate purpose without further action by shareholders of the Holding Company.

Description of the Reorganization Plan

      The Holding Company has been organized at the direction of the Bank and will hold, at the time the merger becomes effective, all the stock of a newly-organized national bank, temporarily named Milford Bank, National Association (the "New Bank"). The Holding Company has outstanding one share of common stock, par value $1.00, which has been issued to the firm of Craig and Macauley Professional Corporation for consideration of $1.00. This share will be repurchased by the Holding Company for a cash price equal to that paid by such firm as soon as the merger is completed.

      With the exception of certain shareholders of the Bank who may have elected to receive cash rather than Holding Company stock in exchange for their shares, the distribution of ownership in the Holding Company after the merger will be identical to the distribution of ownership in the Bank just prior to the merger.

      The New Bank has been organized solely for purposes of effecting the proposed reorganization plan and has not engaged in the business of banking. The reorganization plan is proposed to be accomplished by merging the Bank with and into the New Bank pursuant to the terms of the Merger Agreement. Upon consummation of the merger, the Continuing Bank, as defined in the next paragraph, will assume the name of the Bank, "The Milford National Bank and Trust Company," and the shareholders of the Bank will automatically become owners of one share of common stock of the Holding Company for each share of common stock of the Bank held by them.

      Consummation of the merger requires the affirmative vote of two-thirds of the shares of common stock of the Bank and of the New Bank. The Holding Company has indicated its intention to vote its shares of the New Bank in favor of the merger. The reorganization also requires the approval of both the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, and is subject to conditions specified in the Merger Agreement. Preliminary approval both to form the New Bank and to merge the Bank into the New Bank has already been obtained from the Comptroller of the Currency. The merger will be consummated on the effective date specified in the certificate of approval to be issued by the Comptroller of the Currency. The Comptroller of the Currency is required to notify the Attorney General of the United States of its preliminary approval and the merger may not be consummated before the 30th calendar day after the date of the preliminary approval of the Comptroller of the Currency, provided the Attorney General does not sue to enjoin the merger. The business of the Bank will then be carried on as a subsidiary of the Holding Company with the same Directors, officers and personnel and the same offices and properties as those of the Bank. Since the corporate identities and businesses of both the Bank and the New Bank will be merged, and will continue after the merger, in the combined institution, such combined institution is hereinafter called the "Continuing Bank" whenever the reference is to the situation existing at and after consummation of the merger.

      Upon consummation of the merger, shareholders of the Bank will become shareholders of the Holding Company. Outstanding certificates for shares of common stock of the Bank will represent shares of common stock of the Holding Company. Shareholders of the Bank will be entitled to exchange their present share certificates for new certificates evidencing shares of common stock of the Holding Company. All shareholders will be notified in writing of the date of the consummation of the merger and will be instructed at that time as to the procedure for exchanging their present share certificates for new certificates. Bank personnel will be made available at that time to assist any shareholder with such exchange. Until so exchanged, the certificates for shares of common stock of the Bank will represent the Holding Company shares into which the Bank shares have been converted; PROVIDED, HOWEVER, THAT THE HOLDING COMPANY AT ANY TIME MAY WITHOLD ANY DIVIDENDS

DECLARED UPON THE HOLDING COMPANY COMMON STOCK WITH RESPECT TO SHARES REPRESENTED BY UNEXCHANGED CERTIFICATES UNTIL SUCH CERTIFICATES ARE PRESENTED FOR EXCHANGE, AT WHICH TIME THE DIVIDENDS SO WITHHELD ON SUCH SHARES SHALL BE PAID WITHOUT INTEREST.

      With the exception of shareholders of the Bank who have elected to receive cash rather than Holding Company stock in exchange for their shares, the distribution of ownership in the Holding Company after the merger will be identical to the distribution of ownership in the Bank just prior to the merger.

      In the event the proposed merger is not consummated, the expenses of the reorganization plan, including the cost of organizing the Holding Company and the New Bank, will be assumed by the Bank.

Federal Tax Consequences

      The Bank and the Holding Company have received a written opinion of Craig and Macauley Professional Corporation, special counsel, substantially to the effect that, for federal income tax purposes:

      1. The transaction contemplated by the Merger Agreement will constitute a reorganization under Section 368(a) of the Internal Revenue Code.

      2. No gain or loss will be recognized by a Bank shareholder receiving solely shares of Holding Company stock in exchange for all of his or her common stock of the Bank.

      In connection with the opinion, representations were made to Craig and Macauley Professional Corporation by Bank management to the following effect: that there was no plan or intention by Bank shareholders owning more than 5% of the shares of the Bank common stock and the management of the Bank knows of no plan or intent on the part of the remaining holders of Bank common stock to sell or dispose of shares of Holding Company stock that Bank shareholders will be entitled to receive in the merger that would reduce the number of shares of Holding Company stock held after the merger by former Bank shareholders to a number of shares having the value at the time of the merger of less than 50% of the total value of all shares of Bank stock outstanding immediately before the merger. For these purposes cash paid to dissenting shareholders, if any, will be considered cash received on sale or disposition of Holding Company stock that such shareholders are entitled to receive in the merger.

      Shareholders of the Bank should be aware of the following: such an opinion of counsel is subject to satisfaction of representations and conditions stated in the opinion; such an opinion relies upon the facts set forth or referred to in the opinion, including facts stated or represented by responsible officers of the Bank; and an opinion of counsel is not binding upon the Internal Revenue Service or the courts.

      No information is provided herein with respect to the tax consequences of the merger under any applicable state, local or foreign tax laws. Therefore, tax consequences for any particular Bank shareholder may be affected by matters not discussed herein.

      SHAREHOLDERS MUST CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THEIR FEDERAL INCOME TAX CONSEQUENCES ARISING FROM THE MERGER WITH RESPECT TO THE HOLDING COMPANY STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

      Those Bank shareholders who properly exercise their dissenters rights will receive cash in exchange for their Bank stock. Such cash payments will be treated and received as distributions in redemption of their Bank stock subject to the provisions and limitations of Internal Revenue Code, Section 302 (concerning distributions and redemptions of stock) and Section 318 (concerning constructive stock ownership rules). Gain, if any, will be recognized to each dissenting Bank shareholder in the amount of the excess of the cash received over the adjusted tax basis of the shares of Bank stock surrendered. Any gain will be recognized as a capital gain, and any loss will be recognized as a capital loss, provided the Bank stock surrendered is a capital asset in the hands of such dissenting Bank shareholder on the effective date of the reorganization.

Rights of Dissenting Shareholders

      Section 11 of the Merger Agreement and Federal law (12 U.S.C. [Section Sign] 215a) provide that any shareholder of the Bank who has voted against the merger at the Annual Meeting of Shareholders or has given notice in writing at or prior to such meeting to the President of the Bank or the presiding officer of the meeting, that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when the merger shall be approved by the Comptroller of the Currency upon written request made to the Continuing Bank at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates. The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash by reason of such request; one selected by the Directors of the Continuing Bank; and one selected by the two persons so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of such shares, appeal to the Comptroller of the Currency who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as above provided, or the appraisers fail to determine the value of such shares, the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties.
The expenses of the appraisal or reappraisal shall be paid by the Continuing
Bank.

The value of the shares ascertained shall be promptly paid to such dissenting shareholders by the Continuing Bank. The shares of common stock of the Holding Company which would have been delivered to such dissenting shareholders had they not requested payment shall be sold at an advertised public auction sale and if such shares are sold at a price greater than the amount paid to such dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. All shareholders will be notified in writing of the date of consummation of the merger.

      EACH SHAREHOLDER WHO MAY DESIRE TO EXERCISE HIS RIGHTS AS A DISSENTER MUST COMPLY WITH ALL THE CONDITIONS OF FEDERAL LAW (12 U.S.C. [Section Sign]
215a). A COPY OF PERTINENT PROVISIONS OF 12 U.S.C. [Section Sign] 215a IS ATTACHED HERETO AS EXHIBIT B, AND EACH SUCH SHAREHOLDER IS ADVISED TO CONSULT SUCH STATUTE.

      The Bank's special counsel has advised the Bank that the receipt of amounts by dissenting shareholders in payment for their shares as aforesaid may result in the recognition of gain or loss under the Federal income tax and other income tax laws.

      Provided that the number of dissenting shareholders is not significant, the merger will be treated for accounting purposes as a pooling transaction. See "FINANCIAL MATTERS - Capitalization."

Certain Conditions of the Merger

      The Merger Agreement provides that it may be terminated by the Board of Directors of the Bank or the New Bank if, among other things, (i) the number of shares of common stock of the bank voted against the merger, or in respect of which written notice is given purporting to dissent from the merger, shall make consummation of the merger unwise; (ii) any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed merger; (iii) any action, consent or approval which is necessary to permit the Continuing Bank after the merger to conduct all or any part of the business and activities of the Bank shall not have been obtained; (iv) the opinion of counsel relating to federal tax matters shall not have been obtained as provided above under "Federal Tax Consequences;" or (v) for any other reason consummation of the merger is inadvisable.

Differences In Shareholders' Rights

      One of the results of the proposed reorganization is that the shareholders of the Bank, whose rights are governed by Federal law and by the Articles of Association and By-Laws of the Bank, will become shareholders of the Holding Company, whose rights will be governed by Massachusetts law and by the Articles of Organization and By-Laws of the Holding Company. The Holding Company has been incorporated in Massachusetts. The Holding Company's principal office will continue to be in Milford, Massachusetts.

      Various provisions of the Articles of Organization and By-Laws of the Holding Company have been prepared with the intention of maintaining the Bank's status as an independent bank by making it more difficult to acquire voting control of the Board of Directors of the Holding Company, thereby making it more difficult to acquire control of the Continuing Bank. The following is a description of the differences in the rights of shareholders of the Holding Company and the rights of shareholders of the Bank which result from such provisions, followed in each case by a discussion of the effect the provisions would have on the rights of shareholders of the Holding Company. The descriptions contained in this Proxy Statement and Prospectus of various provisions of the Articles of Organization and By-Laws of the Holding Company are intended only as summaries of such provisions and are qualified by reference to the text of such provisions, which are set forth in their entirety as Exhibits C and D to this Proxy Statement and Prospectus.

      1. Under the Articles of Organization of the Holding Company, the Board of Directors of the Holding Company will be divided into three approximately equal classes to be designated, respectively, Class 1, Class 2, and Class 3. Each initial Class 1 director will hold office until the Annual Meeting of Shareholders to be held in 1999, each initial Class 2 director will hold office until the Annual Meeting of Shareholders to be held in 2000, and each initial Class 3 Director will hold office until the Annual Meeting of Shareholders to be held in 2001, and, in each case, until their successors are duly elected and qualified or until their earlier resignation, removal from office or death. Upon expiration of the term of office of each initial Director as aforesaid, each class of Directors will be elected for a term of three years. Thus, only one class of Directors will be elected hereafter at each Annual Meeting of Shareholders of the Holding Company, with the remaining classes continuing their respective three-year terms. The provision of the Holding Company's Articles of Organization which sets forth the division of the Board into three classes may be amended only by the affirmative vote of at least 80% of the shares of each class of stock of the Holding Company outstanding and entitled to vote.

      The advantage of this type of provision from the perspective of protecting the interests of shareholders of the Holding Company in the event of a takeover bid is that it extends the time required to make any change in control of the Board of Directors and thus tends to encourage negotiations with the Board of Directors in connection with attempted takeovers. A change in control of the Board of Directors of the Bank can be made by a simple majority (or less, if cumulative voting rights are exercised) of the Bank's shareholders at a single annual meeting. With the classification of the Board of Directors, the holder of a majority of the stock of the Holding Company could not effect a change in the control of the Board of Directors at fewer than two shareholders' meetings unless the holder had obtained sufficient voting strength to amend the provisions of the Holding Company's Articles of Organization relating to classification of Directors. In addition, because certain actions by the Holding Company require the approval of more than a simple majority of the Board of Directors, as more fully described elsewhere in this Proxy Statement and Prospectus, the holder of a majority of the stock of the Holding Company could not obtain control of the Board of Directors sufficient to accomplish certain corporate actions until it had exercised its voting rights at three consecutive Annual Meetings of Shareholders.

      A possible disadvantage of a classified board is that it may be viewed as tending to perpetuate management of the Holding Company and the members of the Board of Directors in their positions because of the additional time required to change control of the Board. The existence of a classified board will increase the amount of time required for a takeover bidder to obtain control of the Holding Company without the approval of the Board of Directors and as a result may discourage certain takeover bids, including some which might be viewed favorably by shareholders.

      The Board believes that any such disadvantage is outweighed by the consideration that a classified board will assist the Bank in maintaining its status as an independent bank. The Board believes, in addition, that the use of a classified board will give the Holding Company's Board stability and continuity which is not available to the Bank under Federal banking laws because Directors may serve for one-year terms only under Federal banking laws.

      2. Federal banking statutes governing the Bank require the approval of two-thirds of the capital stock of the Bank and the approval of the Comptroller of the Currency in connection with any merger or consolidation of the Bank with any other bank, and require the approval of two-thirds of the capital stock of the Bank in connection with any voluntary liquidation or dissolution of the Bank. Other transactions, including a sale of all, substantially all or a substantial part of the assets of the Bank, the issuance of securities by the Bank and a reclassification or recapitalization of the stock of the Bank can be accomplished by the vote of a majority of the Board of Directors of the Bank.

      Under Article 6, Section 5 of the Holding Company's Articles of Organization, none of the above-described transactions could be entered into by the Holding Company unless one of the following conditions shall have been met: (i) the transaction shall have been approved by at least 80% of the total number of shares of stock of the Holding Company entitled to vote on the matter and by at least a majority of the total number of shares of stock of the Holding Company entitled to vote on the matter not owned by the entity which is a party to the transaction, or any subsidiary or affiliate thereof (the "Receiving Entity"); (ii) the transaction shall have been approved by at least 80% of the members of the Board of Directors of the Holding Company not affiliated with the Receiving Entity (hereinafter the "Unaffiliated Directors"); (iii) the transaction shall have been approved by a majority of the Unaffiliated Directors prior to the date on which the Receiving Entity first acquired any share of the Holding Company's stock; or
(iv) the transaction shall have been approved by the holders of at least a majority of the shares of each class of stock of the Holding Company entitled to vote on the matter and by at least a majority of the shares of each class of stock of the Holding Company entitled to vote on the matter not owned by the Receiving Entity or any stockholder of the Receiving Entity, and the aggregate of the cash and fair market value of all consideration to be paid to holders of the common stock of the Holding Company is equal to a Premium Price described in the next paragraph. The provisions of the

Holding Company's Articles of Organization which set forth the requirements for approval of the above-described transactions may not be amended except by the affirmative vote of at least 80% of the shares of each class of stock of the Holding Company outstanding and entitled to vote.

      The Premium Price provisions referred to in (iv) above basically require that the Receiving Entity pay the Holding Company's remaining shareholders an amount equal to the greater of (a) the highest price paid per share by the Receiving Entity in acquiring any of the Holding Company's stock; or (b) an amount which is at least four times the per share book value of the Holding Company's common stock as of the last day of the most recent fiscal quarterly period of the Holding Company preceding the date of the vote of shareholders approving the transaction in question; provided, however, that the consideration to be paid to the holders of the common stock of the Holding Company shall be in the same form as that paid by the Receiving Entity in acquiring the shares of the common stock held by it except to the extent that any stockholder of the Holding Company shall otherwise agree.

      The advantage of these provisions from the perspective of protecting the interests of shareholders of the Holding Company is that it provides an incentive to potential takeover bidders to engage in negotiations with the Board of Directors before initiating a takeover attempt so that any acquisition of the Holding Company may be arranged on terms as favorable as possible to the shareholders.

      One possible disadvantage of this provision, from the point of view of shareholders, is that it would encourage takeover bidders to negotiate with the Board of Directors. Thus, this provision may be viewed as tending to assist the Board of Directors, and consequently management as well, to retain their present positions.

      The Board believes that the advantages which will accrue to shareholders of the Holding Company by virtue of this provision in terms of additional bargaining strength in the event of a takeover attempt outweigh any potential which this provision may have for discouraging tender offers which might be viewed by shareholders as beneficial.

      3. There is no provision of the Bank's Articles of Association or By-Laws which specifies the circumstances under which Directors of the Bank may be removed from office by shareholders and there is similarly no provision of the Federal banking statutes which specifies such circumstances.

      Under the By-Laws of the Holding Company, shareholders would have the right to remove Directors of the Holding Company from office only for cause, which would be limited to (a) an adjudication by a court that a Director has been negligent or has engaged in deliberate misconduct in carrying out his duties to the Holding Company; (b) a determination by the remaining Directors that a Director has acted in derogation of his duties to the Holding Company; (c) conviction of a Director of a felony; (d) the granting by a court to a Director of immunity to testify in a criminal proceeding in which another is convicted of a felony; (e) a determination by the remaining Directors that a Director is mentally incompetent; or (f) failure of a Director to fulfill the qualifications for Directors hereinafter described. The provisions of the Holding Company's By-Laws which set forth the circumstances under which Directors may be removed by shareholders may be amended only by the affirmative vote of at least 80% of the shares of each class of stock of the Holding Company outstanding and entitled to vote, or by the affirmative vote of at least 80% of the Directors then in office.

      The advantage of such a provision from the perspective of protecting the interests of shareholders of the Holding Company in the event of a takeover bid is that it precludes the removal of Directors unless removal is justified for reasons other than a desire to obtain control of the Board of Directors. In order for a takeover bidder to obtain control of the Holding Company, it must control a majority of the Board of Directors and, in order to accomplish certain acts subject to greater voting requirements under the Holding Company's Articles of Organization, a greater percentage than a majority. One method of obtaining the necessary voting control to obtain these latter ends where a takeover bidder has acquired sufficient shares to elect only a majority of the Board of Directors is for the takeover bidder to remove Directors without cause and fill the vacancies thus created. The requirement that a specified cause be shown before a Director may be removed prevents this from happening, thus encouraging takeover bidders to obtain the cooperation of the existing Board.

      This provision of the Holding Company's By-Laws will make the removal of Directors more difficult and thus may be thought to perpetuate present management since the Board of Directors has the power to retain and discharge management. On balance, the Board of Directors believes that this provision is warranted because it will ensure that Directors of the Holding Company will not be removed from office for reasons unrelated to their performance of their duties.

      4. Under Federal banking statutes, each Director of the Bank must be a citizen of the United States, and at least two-thirds of the Directors must reside in Massachusetts or within one hundred miles of the location of the Bank. In addition, each Director must own capital stock of the Bank or a holding company of the Bank with an aggregate par value of not less than $1,000. Under the By-Laws of the Holding Company, unless waived by the affirmative vote of at least two-thirds of the shareholders or two-thirds of the Directors then in office, each Director: (a) may not be or have been for a period of at least six months prior to the date of his election, an officer or Director of any bank (except for a subsidiary of the Holding Company), any bank holding company or any entity in competition with the Holding Company or the Bank, and (b) must have been a United States Citizen for at least six months.

      This provision is intended to make it difficult for a takeover bidder to assemble a slate of Directors on the assumption that a potential takeover bidder is more likely than not to be a competing bank or bank holding company. By making the task of assembling a slate of Directors more difficult, it is thought that takeover bidders will be more inclined to negotiate with the Board of Directors prior to commencing a tender offer, thus increasing the bargaining strength of the Board to the ultimate benefit of the shareholders.

      The Board feels that the qualifications required of Directors by the Holding Company's By-Laws will help to maintain the Bank's status as an independent bank following the formation of the Holding Company, and consequently are preferable to the qualifications required of Directors of the Bank under the Federal banking laws, which present no genuine obstacle to a takeover bidder.

      5. Under Federal banking statutes, the Board of Directors of the Bank must consist of no fewer than five and no more than twenty-five Directors. There are currently thirteen members of the Bank's Board of Directors, and shareholders of the Bank may vote at any time to increase the number of Directors up to the maximum number permitted by law. Under the By-Laws of the Holding Company, neither the shareholders nor the Directors of the Holding Company could vote to increase the size of the Board by more than two Directors in any one year.

      The advantage of this provision from the point of view of protecting the interests of shareholders in the event of a takeover attempt is that this restriction would prevent a takeover bidder from circumventing the provisions of the Holding Company's Articles of Organization which classify the Board of Directors into three classes, with one class being elected in each year. A takeover bidder which would otherwise have to exercise its voting control at two Annual Meetings could, by voting for the creation of additional directorships, obtain control of the Board of Directors in a shorter period of time than would otherwise be the case under the staggered system for the election of Directors. The takeover bidder would then be in a position to exercise voting control of the Board of Directors to the potential detriment of shareholders in connection with the takeover bid.

Other Considerations

      Under the tax laws of Massachusetts (where more than 85% of the Bank's shareholders reside), the taxation of dividends on capital stock is the same with respect to stock of national banks as it is with Massachusetts business corporation. There is no personal property tax on the capital stock of Massachusetts business corporation or national banks. In other jurisdictions, however, capital stock of national banks may be exempt from property taxes, or dividends thereon may be exempt from taxation, whereas shares of bank holding companies may not be so exempt. Under the laws of some jurisdictions, shares of common stock of the Holding Company may not be legal investments for certain categories of investors, whereas shares of common stock of the Bank are legal investments for such investors.

      Each Director, officer, employee or agent or former Director, officer, employee or agent of the Holding Company, and each person who has served at the request of the Holding Company ("Requested Capacity") as a Director, officer, employee or agent of another entity in which the Holding Company owns shares or of which it is a creditor is indemnified under the By-Laws of the Holding Company against expenses or loss provided that no indemnification shall be provided for any person with respect to any matter as to which such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Holding Company. The Holding Company may purchase and maintain indemnity insurance, to the extent permitted by Massachusetts law, on behalf of any person who is or was a Director, officer, employee or agent of the Holding Company or is or was serving in a Requested Capacity of another entity.

      The terms of indemnification of Directors, officers and employees of the Holding Company contained in Article V of the By-Laws of the Holding Company are generally similar in legal effect to those contained in Article X of the Articles of Association of the Continuing Bank (Exhibit A to the Merger Agreement annexed as Exhibit A hereto). Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to Directors, officers and controlling persons of the Holding Company pursuant to the aforementioned By-Law provision, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

      In addition to the indemnification provisions described above, Article 6, Section 8 of the Holding Company's Articles of Organization imposes certain limitations on the ability of the Holding Company and its shareholders to recover monetary damages from the Holding Company's Directors for breach of fiduciary duty by such Directors in their capacity as Director. Directors of the Holding Company continue to have liability to the Holding Company and its stockholders for monetary damages for any breach of fiduciary duty involving (i) breaches of the duty of loyalty to the Holding Company or its stockholders, (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law,
(iii) liability under Sections 61 or 62 of Chapter 156B of the Massachusetts General Laws (involving certain dividends or stock repurchases) or (iv) any transaction from which the Director derived an improper personal benefit. Equitable remedies such as an injunction or rescission also continue to be available. There is no provision of the Articles of Association of the Bank or the Continuing Bank which is similar in legal effect to Article 6,
Section 8 of the Holding Company's Articles of Organization.

                            HISTORY AND BUSINESS

The Bank

      The Bank was organized in 1849 under a state charter and was named Milford Bank. In 1865, the Bank reorganized becoming a national banking association. The Bank acquired trust powers on November 2, 1926. As of December 31, 1997, the Bank employed 75 full time employees and 16 part time employees. In the past five years, the Bank has not consummated any merger, consolidation or other acquisition of assets.

      The banking business in the market area served by the Bank is highly competitive. The Bank competes actively with other Banks as well as other financial institutions engaged in the business of accepting deposits or making loans, such as savings and loans associations and mutual savings banks and finance companies.

      The Bank's service area is generally limited to that portion of Worcester County, Massachusetts in and around the communities of Milford and Mendon. The Town of Milford is a well-developed financial community. In addition to the Bank, there are five thrifts and other commercial banks in Milford. The Bank, with total assets on December 31, 1997 of $138,000,000 has the least assets of such financial institutions.

      The Bank's main office (36,200 sq. feet) at 300 East Main Street, Milford, Massachusetts is owned by the Bank and the Bank also owns its branch offices at 256 Main Street, Milford, Massachusetts (2,750 sq. feet) and the building located at 146 South Main Street, Milford, Massachusetts (3,200 sq. feet). The Bank leases the land on which the 146 South Main Street branch is located and the branch located at 14 Hastings Street, Mendon, Massachusetts (2,150 sq. feet).

      The Bank conducts the normal operations of an independent commercial bank offering a full range of banking services including the acceptance of individual, nonprofit, municipal and business demand and savings deposits, as well as NOW accounts and individual retirement accounts, the making of commercial, real estate, installment and other loans, and the offering of automated teller services.

      The Bank's Trust Department furnishes a wide range of trust services to individuals, corporations, municipalities and charitable organizations. The Bank acts as executor, administrator and trustee of personal estates and trusts, provides investment, advisory and custody services, and acts as fiscal agent and paying agent. The book value of assets under management on behalf of the Bank's customers was $94,580,000 at December 31, 1997.

The Holding Company

      The Holding Company was incorporated on January 28, 1998 as a business corporation under Chapter 156B of Massachusetts General Laws, pursuant to the authorization and direction of the Directors of the Bank. The Holding Company has applied to the Board of Governors of the Federal Reserve System for prior approval to become a bank holding company upon consummation of the Merger, and has entered into the Merger Agreement with the Bank. To date, the Holding Company has engaged in no business other than as necessary and incidental to effecting the merger with the Bank pursuant to the Merger Agreement. There is no established public market for the Holding Company Stock and none is expected to develop as a result of the Merger. The Holding Company owns no property.

      Upon consummation of the Merger, the Holding Company will be a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended, with the Continuing Bank as its wholly-owned subsidiary. The Holding Company will have corporate power to engage in such activities as are permitted to business corporations under Chapter 156B of the Massachusetts General Laws, subject to the limitations of the Bank Holding Company Act and regulations thereunder of the Board of Governors of the Federal

Reserve System. In general, the Bank Holding Company Act and regulations restrict the Holding Company with respect to its own activities and activities of any subsidiaries to the business of banking or such other activities which are closely related to the business of banking. See "REORGANIZATION PLAN - MERGER - Reasons for the Reorganization."

                         REGULATION AND SUPERVISION

      The Bank is, and the Continuing Bank will be, subject to regulation by the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation. The business of the Bank is, and the business of the Continuing Bank will be, subject in certain cases to state laws applicable to banks.

      The Holding Company and its subsidiaries will be affiliates of the Continuing Bank under federal law and as such will be subject to examination by the Board of Governors of the Federal Reserve System for the purpose of determining the effect of the relations between the Continuing Bank and such affiliates upon the affairs of the Continuing Bank. The Federal Reserve Act also imposes certain restrictions on loans by the Continuing Bank to the Holding Company, on investments by the Continuing Bank in stock or securities of the Holding Company, on the taking by the Continuing Bank of such stock or securities as collateral security for loans to any borrower, and on certain other activities. By virtue of such relationship with the Continuing Bank, the Holding Company and its subsidiaries may under certain circumstances be subject to restrictions imposed by federal law with respect to engaging in certain aspects of the securities business. In addition, affiliates of the Continuing Bank will be subject to examination at the discretion of the Comptroller of the Currency.

      Under the Bank Holding Company Act of 1956, as amended, no corporation may become a bank holding company as defined therein, without prior approval of the Board of Governors of the Federal Reserve System. The Holding Company will also have to secure prior approval of the Board of Governors of the Federal Reserve System if it wishes to acquire voting shares of any other bank, if after such acquisition it would own or control more than 5% of the voting shares of such bank. The Holding Company is also limited under the Bank Holding Company Act of 1956, as amended, as to the types of business in which it may engage.

      The Holding Company will, in addition, become a bank holding company subject to Massachusetts law if it acquires control of 25% or more of the voting stock of another bank in addition to the Bank.

                         MARKET PRICE AND DIVIDENDS

Bank Stock

      Shares of the Bank's stock are currently held by approximately 121 record holders. The Bank's common stock is not registered under Section 12 of the Securities Exchange Act of 1934. There is only limited trading activity in such shares. To the Bank's knowledge, the shares of the Bank's common stock are traded at infrequent, irregular intervals, with 1,214 shares traded in 5 transactions during 1996 and 1,581 shares traded in 6 transactions during 1997. During that period, to the Bank's knowledge, shares were traded at prices ranging between $53 and $75. To the Bank's knowledge, there have been no shares traded in 1998.

      The following table sets forth cash dividends paid by the Bank in 1996 and 1997.

                                            Cash Dividends
                                            (per share)
                                            --------------

      1996
      February                              $.24
      August                                $.24

      1997
      February                              $.32
      August                                $.32

Holding Company Stock

      The Holding Company is newly organized and does not have any history of operations as of the date of this Proxy Statement and Prospectus. There is currently no established trading market for the Holding Company Stock and there can be no guarantee that such a market will develop.

      It is expected that cash dividends of the Holding Company after consummation of the merger will be delivered and paid on approximately the same schedule as that followed with respect to recent cash dividends on the common stock of the Bank. The Holding Company's future dividends will depend upon its earnings, financial condition and other factors. At the outset, it is anticipated that the monetary requirements of the Holding Company for expenses as well as dividends will be obtained from dividends paid by the Continuing Bank. The amount of available dividends the Continuing Bank will be allowed to pay the Holding Company is limited and subject to laws and strict government regulations, and in some instances may require prior approval of regulatory agencies.

                              FINANCIAL MATTERS

Selected Financial Data

      The following table presents a summary of the major components of the Bank's financial statements for each of the five years ended December 31, 1997. All information concerning the Bank should be read in conjunction with other financial statements and related notes previously provided by the Bank.

                                                       Year ended December 31
                                                 (In thousands except per share data)
                                    ------------------------------------------------------------
                                      1997         1996         1995         1994         1993
                                      ----         ----         ----         ----         ----

Income Statement Data
  Interest and Dividend Income      $ 10,218     $  9,835     $  9,455     $  8,257     $  7,131
  Interest Expense                     3,175        3,021        2,588        2,047        2,239
                                    ------------------------------------------------------------
  Net Interest and Dividend Income     7,043        6,814        6,867        6,210        4,892
  Provision for Loan Losses              137          285          135          272          100
  Other Income                           924          728          746          470          766
  Other Expense                        5,800        3,902        7,236        4,594        4,094
  Income Tax                             780        1,337           45          709          605
                                    ------------------------------------------------------------
  Net Income                        $  1,250     $  2,018     $    197     $  1,105     $    859
                                    ============================================================

Balance Sheet Data (at end of
 period):
  Total Assets                      $138,196     $127,519     $116,291     $116,944     $108,424
  Net Loans                           71,208       64,618       65,792       60,058       50,978
  Total Deposits                     125,732      116,440      106,937      108,698      100,782
  Total Stockholder's Equity          11,615       10,290        8,473        7,630        7,370

Per Common Share Data
  Net Income                        $   6.25     $  10.09     $   0.98     $   5.52     $   4.29
  Cash dividends                        0.64         0.48         0.36         0.27         0.20
  Book Value                           58.06        51.44        42.36        38.15        36.85

The Holding Company is newly organized and has no history of operations.

Capitalization

      The capitalization of the Bank at December 31, 1997, and the proposed capitalization of the Bank, the Continuing Bank and the Holding Company prior to the consummation of the merger contemplated by the Merger Agreement and as adjusted to give effect to the merger, are as follows:

                                         December 31,        Prior to              Upon
                                            1997             Merger(a)           Merger(a)
                                         ------------        ---------           ---------

Bank
  Shareholders' Equity:
    Common Stock - Par Value $1.00       $   200,035        $   200,035
      Authorized                             250,000 Shs        250,000 Shs
      Outstanding                            200,035 Shs        200,035 Shs
  Surplus                                $ 3,858,355        $ 3,858,355
  Undivided Profits(d)                   $ 7,556,583        $ 7,556,583
                                         ------------------------------
      Total Capital Funds                $11,614,973        $11,614,973
                                         ==============================

New Bank
  Shareholders' Equity:
    Common Stock - Par Value $1.00                          $  100,000         $   300,035
      Authorized                                             1,000,000 Shs       1,000,000 Shs
      Outstanding                                              100,000 Shs         300,035 Shs
  Surplus                                                   $   20,000         $ 3,878,355
  Undivided Profits(d)                                      $        0         $ 7,436,583
                                                            ------------------------------
      Total Capital Funds                                   $  120,000         $11,614,973(b)
                                                            ==============================

Holding Company
  Shareholders' Equity:
    Common Stock - Par Value $1.00                          $     1.00         $   200,035
      Authorized                                             1,000,000 Shs       1,000,000 Shs
      Issued                                                         1(c)          200,035 Shs
  Surplus                                                   $        0         $ 3,878,355
  Undivided Profits(d)                                      $        0         $ 7,536,583
                                                            ------------------------------
      Total Capital Funds                                   $     1.00         $11,614,973
                                                            ==============================

<Fa>  Where applicable, based on December 31, 1997 surplus and undivided profits of the Bank.
<Fb>  It is anticipated that after the merger the Continuing Bank will declare a special dividend to the Holding Company, the effect of which would be to reduce undivided profits. Origination expenses shall be included in such dividend and $120,000 of such funds shall be repaid to a bank, from which the Holding Company will borrow the funds to provide initial capitalization of the New Bank.
<Fc>  In order to effect the organization of the Holding Company, one share of its common stock has been issued to the firm of Craig and Macauley Professional Corporation for consideration of $1.00. Upon consummation of the merger, such share shall be repurchased by the Holding Company for a cash price equal to that paid by such firm.
<Fd>  Undivided profits include $284,683 which represents the net unrealized gain on securities available for sale.

                                 MANAGEMENT

      All Directors of the Bank immediately prior to the merger will become, upon consummation of the merger, Directors of the Continuing Bank, and all Directors of the Bank will be Directors of the Holding Company. It is not presently contemplated that the Directors and officers of the Holding Company will receive any compensation other than that received in their capacities as Directors and officers of the Continuing Bank.

Transactions With Management of Continuing Bank

The Bank has had, currently has, and expects to continue to have in the future, banking transactions (including loans and extensions of credit) in the ordinary course of its business with its Directors and executive officers and various corporations of which they are officers. Such banking transactions have been and are on substantially the same terms, including interest rates, collateral and repayment conditions, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features. Upon consummation of the merger, the Continuing Bank will hold all rights of property of the Bank then existing and will succeed to the rights of the Bank under such banking transactions.

                   DESCRIPTION OF THE BANK'S COMMON STOCK

Dividend Rights

      Holders of common stock of the Bank are entitled to receive such dividends as are declared by the Bank's Board of Directors out of funds legally available therefor.

Voting Rights - Cumulative Voting

      Each holder of common stock of the Bank is entitled to one vote for each share of stock held by him. In all elections of Directors, each shareholder has the right to vote the number of shares of stock owned by him for as many persons as there are Directors to be elected, or to cumulate such shares and give one candidate as many votes as will equal the number of Directors multiplied by the number of shares of his stock, or to distribute his votes on the same principle among as many candidates as he shall think fit.

Liquidation Rights

      In the event of liquidation, the holders of common stock of the Bank will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

Preemptive Rights

      In case of an increase in the capital stock of the Bank, each shareholder has the preemptive right to subscribe for such number of shares of the proposed increase in the capital stock as he may be entitled to according to the number of shares owned by him before the stock is increased.

Dissenters' Rights

      Under certain circumstances set forth in the Federal banking laws and upon compliance with statutory procedures applicable to dissenting shareholders, holders of the Bank's common stock are entitled to receive the value of the shares held by them. Such circumstances include the conversion of the Bank to a state-charted institution, the merger or consolidation of the Bank with a state bank under a state charter, or the consolidation or merger of the Bank with another national banking association.

Other Matters

      Federal banking laws contain a provision authorizing a pro rata assessment upon shareholders of the Bank to cover any impairment of capital, the assessment to be enforced only by sale, to the extent necessary, of the stock of the shareholder assessed. After the consummation of the merger, any such assessment would be paid by the Holding Company.

                    DESCRIPTION OF THE HOLDING COMPANY'S
                                COMMON STOCK

Dividend Rights

      Holders of the Holding Company's common stock will be entitled to receive such dividends as are declared by its Board of Directors out of funds legally available therefor.

Voting Rights

      The shares of common stock of the Holding Company, unlike the shares of common stock of the Bank, will not have cumulative voting rights. This means that the holders of more than 50% of the shares of common stock of the Holding Company voting for the election of Directors can elect 100% of the class of Directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of Directors will not be able to elect any person or persons to the Board of Directors of the Holding Company at the meeting.

Liquidation Rights

      In the event of dissolution of the Holding Company and the liquidation thereof, the holders of common stock of the Holding Company will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

Preemptive Rights

      Holders of common stock of the Holding Company will not have any right to subscribe to any additional securities which may be issued by the Holding Company.

Dissenters' Rights

      Holders of the common stock of the Holding Company will, under certain circumstances set forth in the Massachusetts corporate laws, and upon compliance with statutory procedures, be entitled to receive the value of the shares held by them. Among the types of transactions giving rise to a right of appraisal under Massachusetts law are most mergers and acquisitions.

Other Matters

      The common stock of the Holding Company will not have any redemptive provisions applicable thereto, and the shares, when issued upon consummation of the merger, will be fully paid and non-assessable.

                            FINANCIAL STATEMENTS

      The Bank's Annual Report to Shareholders, containing financial statements for the year ended December 31, 1997 prepared in accordance with generally accepted accounting principles, has been previously furnished to shareholders. Additional copies of such Report may be obtained without charge upon request to: Anne M. Dygon, Senior Vice President and Chief Financial Officer, The Milford National Bank and Trust Company, 300 East Main Street, Milford, MA 01757. Pro forma financial data concerning the Holding Company after its acquisition of the Bank is not presented since it would involve no meaningful change in the information contained in the Annual Report.

                                 LITIGATION

      There are no material pending legal proceedings to which the Bank is a party or to which any of its property is subject.

      The Holding Company is not involved in any litigation.

                            MISCELLANEOUS MATTERS

      Action will be taken on whatever other business may properly come before the meeting. Neither the Board of Directors nor anyone named in the solicited proxy is aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies with respect to such matters in accordance with the recommendations of the Board of Directors.

      The Board of Directors urges you to mark, sign, date and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend, you may then withdraw your proxy, or you may withdraw your proxy by a subsequently dated proxy delivered to Norman Noorjanian, Senior Vice President and Cashier, The Milford National Bank and Trust Company, 300 East Main Street, Milford, MA 01757.

      Following the merger, the shareholders of the Holding Company will be furnished with annual financial statements of the Holding Company similar to those furnished by the Bank in the past.

                               LEGAL OPINIONS

      Legal matters relating to this Proxy Statement and Prospectus have been passed on by Craig and Macauley Professional Corporation, Boston, Massachusetts, special counsel to The Milford National Bank and Trust Company and MNB Bancorp.

                                       By Order of the Board of Directors

                                       /s/  Robert J. Lewis
                                       Robert J. Lewis, President
                                       and Chief Executive Officer

Dated:  March 9, 1998

                                EXHIBIT A TO
                       PROXY STATEMENT AND PROSPECTUS

                             AGREEMENT TO MERGE

                 The Milford National Bank and Trust Company
                               with and into,
                                     and
                            under the charter of,
                     Milford Bank, National Association
                             under the title of
                "The Milford National Bank and Trust Company"

      This AGREEMENT is made between The Milford National Bank and Trust Company (hereinafter referred to as "Bank"), a national banking association located at 300 East Main Street, Milford, County of Worcester, in the Commonwealth of Massachusetts, and Milford Bank, National Association (hereinafter referred to as "New Bank"), a national banking association located at the same address, and is assented to by MNB Bancorp, a Massachusetts corporation (hereinafter referred to as "Holding Company").

      The Bank and New Bank are banks duly organized under the banking laws of the United States of America. As of December 31, 1997, the Bank had capital stock issued and outstanding in the amount of 200,035 (divided into 200,035 shares of common stock of the par value of $1.00 per share), surplus of $3,858,355 and undivided profits (including unrealized gains on securities available for sale) of $7,756,583.

      New Bank was organized on January 26, 1998 and has authorized capital stock in the amount of $1,000,000 (divided into 1,000,000 shares of common stock of the par value of $1.00 per share). Immediately prior to the merger becoming effective, 100,000 shares of New Bank shall be issued and outstanding and New Bank shall have a surplus in the amount of $20,000. The merger hereby provided for shall hereinafter be called the "merger."

      Holding Company is a corporation duly organized under the laws of the Commonwealth of Massachusetts and has its principal office in the Town of Milford, County of Worcester, Commonwealth of Massachusetts. Holding Company's authorized capital stock consists of 1,000,000 shares of common stock, of the par value of $1.00 per share.

      A majority of the Board of Directors of the Bank and a majority of the Board of Directors of New Bank have, respectively, approved this Agreement and authorized its execution. A majority of the Board of Directors of Holding Company has approved this Agreement, agreed that Holding Company shall join in and be bound by it, and authorized the undertakings hereinafter made by the Holding Company.

      This Agreement is and shall be deemed to be a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

      NOW, THEREFORE, in consideration of the premises, the Bank and New Bank, joined in by Holding Company, hereby make this Agreement prescribing the terms and conditions of merger of the Bank and New Bank as follows:

                                  Section 1

      Bank shall be merged into New Bank under the Charter and Articles of Association of New Bank pursuant to the provisions of, and with the effect provided in, Section 2 of Chapter 209 of the Act of Congress of November 7, 1918, as amended (12 U.S.C. Section 215a).

                                  Section 2

      The name of the surviving association (hereinafter referred to as the "Association") shall be "The Milford National Bank and Trust Company " and its charter number shall be 866.

                                  Section 3

      The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office which shall be located at 300 East Main Street, Milford, Massachusetts, and its legally established branches.

                                  Section 4

      The amount of capital stock of the Association shall be $300,035 divided into 300,035 shares of common stock, each of $1.00 par value, and at the time the merger shall become effective, the Association shall have a Surplus of $3,878,355, and Undivided Profits, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted, however, for normal earnings and expenses between December 31, 1997 and the effective time of the merger.

                                  Section 5

      (a) Upon the merger becoming effective, the corporate existence of the Bank and New Bank shall, as provided by the aforementioned Act of Congress, be merged into and continued in the Association, and the Association shall be deemed to be the same corporation as the Bank and New Bank. All rights, franchises and interests of the Bank and New Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Association by virtue of such merger without any deed or other transfer, and the Association, without any order or action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates and persons, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Bank and New Bank, respectively, at the time the merger becomes effective. Thereafter, the Association shall engage in the business of a national banking association at the main office and the legally established and approved branches of the Bank.

      (b) Upon the merger becoming effective, the Association shall be liable for all liabilities of the Bank; and all liabilities, obligations and contracts of the Bank and of New Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Bank or New Bank, as the case may be, shall be those of the Association, and shall not be released or impaired by the merger, and all rights of creditors and other obligees and all liens on property of either the Bank or New Bank shall be preserved unimpaired.

                                  Section 6

      This Agreement shall be submitted to the shareholders of the Bank and New Bank for ratification and confirmation at meetings to be called and held in accordance with the applicable provisions of law and their respective Articles of Association and By-laws. The Bank and New Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the merger on the terms herein provided including, without being limited to, the preparation and submission of an application to the Comptroller of the Currency of the United States for approval of the merger under the provisions of Section 18(c) of the Federal Deposit Insurance Act, as amended (12 USC Section 1828(c)) and Section 215a of Title 12 United States Code.

                                  Section 7

      Upon the merger becoming effective:

      (a) Each share of the common stock of the Bank shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and become one (1) share of the common stock of Holding Company, and outstanding certificates representing shares of common stock, par value $1.00 per share, of the Bank shall thereafter represent shares of common stock, par value $1.00 per share, of Holding Company. Each holder of any such shares of the Bank which shall have been so converted into common stock of Holding Company, shall, upon surrender in proper form to the Association for cancellation of one or more stock certificates (hereinafter called "Old Certificates") which, prior to the merger becoming effective, represented common stock of the Bank, be entitled to receive as evidence of the shares so converted one or more stock certificates (hereinafter called "New Certificates") bearing the name of Holding Company as issuer, for the number of shares of Holding Company represented by such Old Certificates when surrendered. Until so surrendered, each Old Certificate shall be deemed, for all corporate purposes, to evidence the ownership of the number of shares of common stock of the Holding Company which the holder thereof would be entitled to receive upon its surrender, except that Holding Company may withhold, from the holder of shares represented by such Old Certificates, distribution of any or all dividends declared by Holding Company on such shares until such time as such Old Certificate shall be surrendered in exchange for one or more New Certificates, at which time dividends so withheld by Holding Company with respect to such shares shall be delivered, without interest thereon, to the shareholder to whom such New Certificates are issued.

      (b) The amount, and the number of shares, of common stock of New Bank outstanding immediately before the merger becomes effective (specifically $100,000 divided into 100,000 shares of the par value of $1.00 each) shall be increased by the amount and the number of shares of the common stock of the Bank outstanding immediately before the merger becomes effective, (specifically $200,035 divided into 200,035 shares of the par value of $1.00 each, such figures being adjusted to reflect all increases, if any, in the capital stock of Bank from this date until immediately before the merger) with the effect that the amount and the number of shares of the common stock of the Association outstanding upon the completion of the merger shall be equal to the aggregate amount and the aggregate number of shares of common stock of the Bank and New Bank, combined, immediately before the merger (adjusted to reflect all increases in the common stock of the Bank and in the common stock of New Bank after this date until immediately before the merger becomes effective).

      (c) No cash shall be allocated to shareholders of the Bank (except as to those shareholders who elect to dissent from the plan of merger as provided in Section 11 hereof) or to any other person, firm or corporation, and stock shall be allocated as follows:

            (i) To shareholders of the Bank of record at the time the merger becomes effective there shall be allocated one (1) share of common stock of Holding Company for each one (1) share of common stock of the Bank held of record at the time of the merger; and

            (ii) To Holding Company there shall be allocated the amount, and the number of shares, of common stock of the Association of the par value of $1.00 per share, which shall be equal to the amount, and the number of shares, of common stock of the Bank outstanding immediately before the merger.

      (d) The shares of the capital stock of New Bank issued and outstanding at the time of the merger shall continue to be issued and outstanding shares of the Association.

                                  Section 8

      Neither of the banks shall declare or pay any dividend to its shareholders between the date of this Agreement and the time at which the merger shall become effective, except in the ordinary course of business, nor dispose of any of its assets in any other manner except in the normal course of business and for adequate value.

                                  Section 9

      The present Board of Directors of Bank shall continue to serve as the Board of Directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

                                  Section 10

      Effective as of the time this merger shall become effective as specified in the "Certificate Approving Merger" to be issued by the Comptroller of the Currency, the Articles of Association of the Association shall read in their entirety as provided in Exhibit A hereto. The By-Laws of the Association shall be the By-Laws of New Bank.

                                  Section 11

      Any shareholder of the Bank who shall have voted against the merger at the meeting of the shareholders of the Bank held for the purpose set forth in Section 6 of this Agreement or who shall have given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when the merger shall be approved by the Comptroller of the Currency upon written request made to the Association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates. The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash (by reason of such dissent and request for appraisal); (2) one selected by the directors of the Association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of such shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant. If within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller of the Currency shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, shall be paid by the Association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the Association.

                                  Section 12

      Effectuation of the merger herein provided for is conditional upon:

      (a) Ratification and confirmation of this Agreement by vote of the shareholders of the Bank and the New Bank as required by law;

      (b) The approval of the Comptroller of the Currency of the merger herein provided for; and

      (c) Procurement of all other consents and approvals, and satisfaction of all other requirements prescribed by law, which are necessary for consummation of the merger.

                                  Section 13

      In the event that:

      (a) The number of shares of capital stock of the Bank voted against the merger, or in respect of which written notice is given purporting to dissent from the merger, shall make consummation of the merger unwise in the opinion of either the Board of Directors of the Bank or the Board of Directors of New Bank; or

      (b) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed merger which shall make consummation of the merger inadvisable in the opinion of either the Board of Directors of the Bank or the Board of Directors of New Bank; or

      (c) Any action, consent or approval, governmental or otherwise, which is, or in the opinion of counsel for the Bank may be, necessary to permit or enable the Association, upon and after the merger, to conduct all or any part of the business and activities of the Bank up to the time of the merger, in the manner in which such activities and business are then conducted, shall not have been obtained; or

      (d) For any other reason consummation of the merger is inadvisable in the opinion of the respective Boards of Directors of both the Bank and New Bank;

then this Agreement may be terminated at any time before the merger becomes effective by written notice by either the Bank or New Bank to the other of them, authorized or approved by resolution adopted by the Board of Directors of the one of them giving such notice. Upon termination by written notice as provided in this Section 13, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank, New Bank, Holding Company or the directors, officers, employees, agents or shareholders, or any of them.

                                  Section 14

      Subject to the terms of and upon satisfaction of all requirements of law and the conditions specified in this Agreement, including, among other conditions, receipt of the approval of the Comptroller of the Currency specified in the Act of Congress referred to in Section l of this Agreement, the merger shall become effective at the time specified in the certificate to be issued by the Comptroller of the Currency under the seal of his office approving the merger.

      WITNESS, the signature and seals of said merging banks this 4th day of February, 1998, each hereunto set by its Chairman and attested by its President, pursuant to a resolution of its Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Boards of Directors:

ATTEST:                              THE MILFORD NATIONAL BANK
                                      AND TRUST COMPANY

/s/ Robert J. Lewis                  By:  /s/  Henry C. Papuga
President                                 Chairman

(SEAL)

/s/  Dorothy R. Horne                    /s/  Linda L. Varney

/s/  Michael A. Diorio                   /s/  Robert J. Lewis

/s/  Henry C. Papuga                     /s/  Gilbert Kahn, Jr.

/s/  Thomas C. Sawyer, Sr.


State of New Jersey
County of Passaic, ss.

      On the 6th day of February, 1998, before me personally came Gilbert Kahn, Jr. to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same.


                                         /s/  Joyce A. Venezia
                                         Notary Public

(Seal of Notary)                         My commission expires on:

                                         Joyce A. Venezia
                                         Notary Public, State of New Jersey
                                         No. 2187917
                                         Qualified in Essex County
                                         Commission Expires April 4, 2001

ATTEST:                              MILFORD BANK, NATIONAL
                                      ASSOCIATION


/s/ Robert J. Lewis                  By:  /s/  Henry C. Papuga
President                                 Chairman


(SEAL)


/s/  Michael A. Diorio                    /s/  Henry C. Papuga


/s/  Thomas C. Sawyer, Sr.                /s/  Robert J. Lewis


/s/  Linda L. Varney

      MNB Bancorp hereby assents to the foregoing Agreement, undertakes that it will be bound thereby and that it will do and perform all acts and things therein referred to or provided to be done by it.

      IN WITNESS WHEREOF, MNB Bancorp has caused this undertaking to be executed by its duly authorized officer and its corporate seal to be hereunto affixed this 11th day of February, 1998.

ATTEST:                              MNB BANCORP


/s/ Kathrine Baldwin                 By:  /s/ Robert J. Lewis
Kathrine Baldwin, Clerk                   Robert J. Lewis, President


(SEAL)

COMMONWEALTH OF MASSACHUSETTS      )
                                   )      SS.
COUNTY OF WORCESTER                )


      On this 4th day of February, 1998, before me, a Notary Public for the State and County aforesaid, personally came Henry C. Papuga, as Chairman, and Robert J. Lewis, as President, of The Milford National Bank and Trust Company, and each in his capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal; and came Robert J. Lewis, Henry C. Papuga, Dorothy R. Horne, Michael A. Diorio, Thomas C. Sawyer, Sr., and Linda L. Varney, and each of them acknowledged said instrument to be the act and deed of said association and of himself as director thereof.

      WITNESS my official seal and signature this day and year aforesaid.


                                       /s/ David F. Hannon
                                       Notary Public

(Seal of Notary)                       My Commission Expires:

                                       David F. Hannon
                                       A Notary Public of Massachusetts
                                       My Commission Expires Nov. 22, 2002

COMMONWEALTH OF MASSACHUSETTS      )
                                   )      SS.  Milford
COUNTY OF WORCESTER                )


      On this 11th day of February, 1998, before me, a Notary Public for the State and County aforesaid, personally came Henry C. Papuga, as Chairman, and Robert J. Lewis, as President, of Milford Bank, National Association, and each in his capacity acknowledged the foregoing instrument to be the act and deed of said association and the seal affixed thereto to be its seal; and came Robert J. Lewis, Henry C. Papuga, Michael A. Diorio, Thomas C. Sawyer, Sr., and Linda L. Varney, being a majority of the Board of Directors of said association and each of them acknowledged said instrument to be the act and deed of said association and of himself as director thereof.

      WITNESS my official seal and signature this day and year aforesaid.


                                       /s/ Kathrine Baldwin
                                       Notary Public

(Seal of Notary)                       My Commission Expires:  06/21/2002


COMMONWEALTH OF MASSACHUSETTS      )
                                   )      SS.  Milford
COUNTY OF WORCESTER                )


      On this 11th day of February, 1998, before me, a Notary Public for the State and County aforesaid, personally came Robert J. Lewis, as President of MNB Bancorp, and in his said capacity acknowledged the foregoing instrument to be the act and deed of said corporation and the seal affixed thereto to be its seal.

      WITNESS my official seal and signature this day and year aforesaid.


                                       /s/ Kathrine Baldwin
                                       Notary Public

(Seal of Notary)                       My Commission Expires:  06/21/2002

                          EXHIBIT A TO EXHIBIT A OF
                       PROXY STATEMENT AND PROSPECTUS

                 THE MILFORD NATIONAL BANK AND TRUST COMPANY
                           ARTICLES OF ASSOCIATION

      For the purpose of organizing an Association to carry on the business of banking under the laws of the United States, the undersigned do hereby enter into the following Articles of Association.

      FIRST. The title of this Association shall be The Milford National Bank and Trust Company.

      SECOND. The Main Office of the Association shall be in Milford, Worcester County, Commonwealth of Massachusetts. The general business of the Association shall be conducted at its main office and its branches.

      THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders at any annual or special meeting thereof. Each director shall own $1,000 aggregate par value in this national bank or in a company which has control of the bank. Any vacancy in the Board of Directors may be filled by action of the Board of Directors.

      FOURTH. There shall be an annual meeting of the shareholders, the purpose of which shall be the election of Directors and the transaction of whatever other business may be brought before said meeting. It shall be held at the main office or other convenient place as the Board of Directors may designate, on the day of each year specified therefor in the By-Laws, but if no election is held on that day, it may be held on any subsequent day according to such lawful rules as may be prescribed by the Board of Directors.

      Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of capital stock of this Association entitled to vote for election of directors. Nominations other than those made by, or on behalf of the existing management of this Association shall be made in writing and shall be delivered or mailed to the President of this Association and to the Comptroller of the

Currency, Washington, D.C., not less than 14 days nor more than 50 days prior to any meeting of stockholders called for the election of directors, provided, however, that if less than 21 days' notice of the meeting is given to shareholders, such nominations shall be mailed or delivered to the President of this Association and to the Comptroller of the Currency not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of this Association that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of this Association owned by the notifying shareholder. Nominations not made in accordance herewith may, in his or her discretion, be disregarded by the Chairperson of the meeting, and upon his or her instructions, the vote tellers may disregard all votes cast for such nominees.

      FIFTH. The authorized amount of capital stock of this Association shall be 1,000,000 shares of common stock of the par value of one dollar ($1.00) each; but said capital stock may be increased or deceased from time to time, in accordance with the provisions of the laws of the United States.

      If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him on the record date fixed by the Board of Directors in connection with the issuance of such additional shares, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution by the shareholders at the time the increase is authorized. The Board of Directors shall have the power to prescribe a reasonable period of time within which the pre-emptive rights to subscribe to the new shares of capital stock must be exercised.

      SIXTH. The Board of Directors shall appoint one of its members Chairperson of the Board. The Board of Directors shall appoint a President of the Association and shall have the power to appoint one or more Vice Presidents; and to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association.

      The Board of Directors shall have the power to define the duties of the officers and employees of the Association; to fix the salaries to be paid to them; to dismiss them; to require bonds from them and to fix the penalty thereof; to regulate the manner in which any increase of the capital of the Association shall be made; to manage and administer the business and affairs of the Association; to make all By-laws that it may be lawful for it to make; and generally to do and perform all acts that it may be legal for a Board of Directors to do and perform.

      SEVENTH. The Board of Directors shall have the power to change the location of the main office to any other place within the limits of Milford, Massachusetts, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency; and shall have the power to establish or change the location of any branch or branches of the Association to any other location, without the approval of the shareholders but subject to the approval of the Comptroller of the Currency.

      EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

      NINTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than twenty-five percent of the stock of this Association, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his or her address as shown upon the books of this Association.

      TENTH. This Association shall indemnify each person (and his heirs, executors, administrators, or other legal representatives) who is, or shall have been, a Director, officer, employee or agent of this Association or any person who, at the request of this Association, is serving, or shall serve as a Director, officer, employee or agent of another organization in which this Association owns shares or of which it is a creditor, against all liabilities and expenses (including judgments, fines, penalties and attorneys' fees and all amounts paid, other than to this Association or such other organization, in compromise or settlement) reasonably incurred by any such Director, officer, or person in connection with, or arising out of, any action, suit or proceeding in which any such Director, officer, or person may be a party defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a Director, officer, employee or agent of this Association or such other organization, except in relation to matters as to which any such Director, officer, or person shall be finally adjudged (other than by consent) in such action, suit or proceeding not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Association or such other organization, and, with respect to any criminal action or proceeding he had no reasonable cause to believe his conduct was unlawful; provided, however, that indemnity shall not be made with respect to any such amounts paid in compromise or settlement or by consent, unless the Board of Directors shall have determined in good faith that the Director, officer or person making such compromise, settlement, or consent acted, in connection with the matter or matters out of which such compromise, settlement or consent arose, in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Association or such other organization, and, with respect to any criminal action or proceeding that he had no reasonable cause to believe his conduct was unlawful. Such indemnification may include payment by this Association of expenses in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this Article.

      The foregoing right to indemnification shall not be exclusive of any other rights to which any such Director, officer or person is entitled under any agreement, vote of stockholders, statute, or as a matter of law, or otherwise. The provisions of this Article are separable, and if any provision or portion hereof shall for any reason be held inapplicable, illegal or ineffective, this shall not affect any right of indemnification existing otherwise than under this Article.

      ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount.

                                EXHIBIT B TO
                       PROXY STATEMENT AND PROSPECTUS

                             DISSENTER'S RIGHTS
                       12 U.S.C. [Section Sign] 215a

(b)  Dissenting shareholders.

      If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)  Valuation of shares.

      The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: Appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law.

      If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                EXHIBIT C TO
                       PROXY STATEMENT AND PROSPECTUS

                          Certain Provisions of the
                         Articles of Organization of
                                 MNB BANCORP

      The provisions of the Articles of Organization of MNB Bancorp (the "Holding Company") referred to in the foregoing Proxy Statement and Prospectus are set forth in their entirety below.

      1. The provisions of the Articles of Organization (the "Charter") relating to the classification of the Board of Directors are contained in
Section 3 of Article 6 of the Charter and read in their entirety as follows:

            3.  The Board of Directors shall be divided into three classes:
      Class 1, Class 2, and Class 3, which shall be as nearly equal in number as possible. Each Director shall serve for a term ending on the date of the third Annual Meeting of Stockholders following the Annual Meeting at which such Director was elected; provided, however, that each initial Director in Class 1 shall hold office until the Annual Meeting of Stockholders in 1999; each initial Director in Class 2 shall hold office until the Annual Meeting of Stockholders in 2000; and each initial Director in Class 3 shall hold office until the Annual Meeting of Stockholders in 2001.

      Section 3 of Article 6 of the Charter may not be altered, amended or repealed except by the affirmative vote of at least eighty percent of the shares of each class of the stock of the Holding Company outstanding and entitled to vote.

      2. The provisions of the Charter which govern the Holding Company's ability to enter into mergers, consolidations and certain other business combinations are contained in Section 5 of Article 6 of the Charter and read in their entirety as follows:

            5. (a) Neither this corporation nor any of its subsidiaries shall be a party to any of the transactions specified in this Section 5(a) (a "Subject Transaction") or enter into any agreement providing for any Subject Transaction unless one or more of the conditions specified in Section 5(b) below shall have been satisfied:

                  (i) any merger or consolidation (whether in a single transaction or a series of related transactions) other than a merger or consolidation of this corporation and any of its subsidiaries or a merger or consolidation of any subsidiaries of this corporation;

                  (ii) any sale, lease, exchange, transfer or distribution of all or substantially all or a substantial portion of the property or assets of this corporation or any of its subsidiaries, including its goodwill;

                  (iii) the issuance of any securities, or of any rights,
            warrants, or options to acquire any securities of this corporation or any of its subsidiaries, to any stockholder other than by stock dividend declared and paid to all stockholders of this corporation or pursuant to an employee stock ownership plan or an employee stock option plan established by this corporation;

                  (iv) any reclassification of the stock of this corporation or any of its subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of this corporation or any of its subsidiaries held by any person;

                  (v) the dissolution of this corporation or any subsidiary thereof or any partial or complete liquidation of this corporation or any subsidiary thereof.

            (b) This corporation or any of its subsidiaries may enter into any Subject Transaction if one or more of the following conditions shall have been satisfied and any additional approval or consent required by law shall have been obtained:

                  (i) the Subject Transaction shall have been approved by the holders of at least eighty percent (80%) of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter, and by at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter which are not owned, directly or indirectly, by the entity (a) other than this corporation, which is a party to the proposed merger or consolidation, (b) to which the assets of this corporation are proposed to be sold, leased, exchanged, transferred or distributed, or to which securities of this corporation or any of its subsidiaries are proposed to be issued or whose ownership share of this corporation or any of its subsidiaries is proposed to be increased, (c) or to which the assets of this corporation are proposed to be distributed on any dissolution or liquidation (such entity together with any subsidiary or affiliate being referred to as the "Receiving Entity");

                  (ii) the Subject Transaction shall have been approved by at least eighty percent (80%) of the Directors of this corporation not affiliated with (or owners, either directly or indirectly, of shares of) the Receiving Entity (the
            "Unaffiliated Directors"); or

                  (iii) the Subject Transaction shall have been approved by
            a majority of Unaffiliated Directors prior to the date on which the Receiving Entity first acquired any share of stock of this corporation.

            (c) Notwithstanding the foregoing, a Subject Transaction shall not be subject to the requirements of Section 5(b) if:

                  (i) the Subject Transaction is approved by the holders of at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter, and by the holders of at least a majority of the shares of each class of the stock of this corporation outstanding and entitled to vote on the matter not owned, directly or indirectly, by the Receiving Entity; and

                  (ii) the aggregate of the cash and fair market value of all consideration to be paid per share to the holders of the Common Stock of this corporation in connection with the Subject Transaction (when adjusted for stock splits, stock dividends, reclassification of shares or otherwise) shall be equal to the greater of: (a) the highest price per share paid by the Receiving Entity in acquiring any of this corporation's Common Stock; or (b) an amount which is at least four times the per share book value of this corporation's Common Stock as of the last day of the most recent fiscal quarterly period of this corporation preceding the date of the vote of stockholders approving the Subject Transaction; provided, however, that the consideration to be paid to the holders of the

            Common Stock of this corporation shall be in the same form as that paid by the Receiving Entity in acquiring the shares of the Common Stock held by it except to the extent that any stockholder of this corporation shall otherwise agree.

      Section 5 of the Articles may not be amended or repealed except by the affirmative vote of at least eighty percent of the shares of each class of stock of the Holding Company outstanding and entitled to vote.

                                EXHIBIT D TO
                       PROXY STATEMENT AND PROSPECTUS

                          Certain Provisions of the
                                 By-Laws of
                                 MNB Bancorp

      The provisions of the By-Laws of MNB Bancorp (the "Holding Company") referred to in the foregoing Prospectus and Proxy Statement are set forth in their entirety below.

      1. The provisions of the By-Laws of the Holding Company (the "By-Laws") defining the causes for which directors may be removed from office are contained in Article II, Section 6 of the By-Laws and read in their entirety as follows:

            6. Removal. (a) A Director may be removed from office (i) for cause by vote of a majority of the stockholders entitled to vote in the election of Directors, provided that the Directors of a class elected by a particular class of stockholders may be removed only by the vote of the holders of a majority of the shares of such class or
      (ii) for cause by vote of a majority of the Directors then in office. A Director may be removed for cause only after reasonable notice and opportunity to be heard before the body proposing to remove him.

            (b) For purposes of this Article II, Section 6, the term "cause" shall be deemed to refer to the following acts or events: (i) an adjudication, by a court of competent jurisdiction, that a Director has been negligent or has engaged in deliberate misconduct in carrying out his duties as an officer or Director of the corporation, or has breached his fiduciary duty as an officer or Director of the corporation; (ii) the determination, by a majority of the remaining Directors of the corporation, that a Director's acts or omissions have been in derogation of his duties as an officer or Director of the corporation; (iii) a Director shall have been convicted of a felony by a court of competent jurisdiction, and such conviction shall remain in effect beyond the expiration of all applicable appeal periods; (iv) a Director shall have been granted immunity to testify in any proceeding in which another individual shall have been convicted of a felony; (v) a Director shall cease to fulfill the qualifications required of Directors by Article II, Section

      2, of these By-Laws; and (vi) a Director shall have been determined by a majority of the remaining Directors to be mentally incompetent or otherwise unable to perform his duties as a Director of the corporation.

      The provisions of Article II, Section 2 referred to in Article II,
Section 6 are set forth in Number 2 immediately below.

      2. The provisions of the By-Laws which define the qualifications which individuals must satisfy in order to be eligible to become directors of the Holding Company are contained in Article II, Section 2 of the By-Laws, and read in their entirety as follows:

             2. Election and Eligibility. A Board of Directors of such number as shall be fixed by the stockholders shall be elected by the stockholders at the annual meeting. Unless waived by the affirmative vote of at least two-thirds of the stockholders or two-thirds of the Directors then in office, no person shall be eligible to be a director of the corporation unless such person: (1) is not, and has not been for a period of at least six (6) months prior to the date of his election, an officer or director of any bank (other than a subsidiary of the corporation), any bank holding company (as defined in Section 2 of the Bank Holding Company Act of 1956, as amended) or any company in competition with the corporation or any subsidiary thereof; and (2) has been a United States citizen for at least six (6) months.

      3. The provisions of the By-Laws which limit the number of new directorships which may be created in any one year are contained in Article II, Section 4 of the By-Laws and read in their entirety as follows:

            4. Enlargement of the Board. The number of the Board of Directors may be increased and one or more additional Directors elected at any annual or special meeting of the stockholders or by vote of a majority of the Directors then in office. The Board of Directors may not be enlarged by the addition of more than two Directors in any year, exclusive of increases in the number of the Board of Directors in connection with the issuance of preferred stock.

                                   PART II
                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20:  Indemnification of Directors and Officers

      Each Director, officer, employee or agent of the Holding Company, and each person who serves at the request of the Holding Company ("Requested Capacity") as a Director, officer, employee or agent of another organization or who serves at the request of the Holding Company in any capacity with respect to any employee benefit plan is indemnified under the By-Laws of the Holding company against expenses or loss provided that no indemnification shall be provided for any person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Holding Company. The Holding Company may purchase and maintain indemnity insurance, to the extent permitted by Massachusetts law, on behalf of any person who is or was a Director, officer, employee or agent of the Holding Company or is or was serving in a Requested Capacity of another entity or of any employee benefit plan.

Item 21:  Exhibits Filed

Number      Exhibit
------      -------

  2 Agreement to Merge dated February 11, 1998 between The Milford National Bank and Trust Company and Milford Bank, National Association (attached to Proxy Statement and Prospectus as Exhibit A).

  3.1       Articles of Organization of Registrant.

  3.2       By-Laws of Registrant.

  5         Opinion of counsel regarding legality.

  8         Opinion of counsel regarding tax matters.

 24.1 Consent of Craig and Macauley Professional Corporation (contained in its opinion filed as Exhibit 5).

 99.A       Form of President's letter to Shareholders of The
            Milford National Bank and Trust Company.

 99.B Form of Notice of Annual Meeting of Shareholders of The Milford National Bank and Trust Company.

 99.C Form of Proxy to be delivered to Shareholders of The Milford National Bank and Trust Company.

Item 22:  Undertakings

      The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 thereunder, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Milford, Commonwealth of Massachusetts on February 4, 1998.


                                    MNB Bancorp


                                    By:  /s/  Robert J. Lewis
                                              Robert J. Lewis

      Pursuant to the requirements of the Securities Act of 1993, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                      Title                             Date
----                      -----                             ----

/s/  Robert J. Lewis      President and Chief Executive     February 4, 1998
Robert J. Lewis           Officer (Principal Executive
                          Officer)


/s/  Anne M. Dygon        Treasurer (Principal Financial    February 4, 1998
Anne M. Dygon             Officer and Principal Accounting
                          Officer)


______________________    Director                          February _, 1998
Leonard M. DeLoia


/s/  Michael A. Diorio    Director                          February 4, 1998
Michael A. Diorio


______________________    Director                          February _, 1998
William B. Gannett


/s/  Dorothy R. Horne     Director                          February 4, 1998
Dorothy R. Horne

/s/  Gilbert Kahn, Jr.    Director                          February 6, 1998
Gilbert Kahn, Jr.


______________________    Director                          February _, 1998
Roger R. Lavallee


/s/  Robert J. Lewis      Director                          February 4, 1998
Robert J. Lewis


______________________    Director                          February _, 1998
George R. Marino


/s/  Henry C. Papuga      Director                          February 4, 1998
Henry C. Papuga


/s/  Thomas C. Sawyer, Sr.  Director                        February 4, 1998
Thomas C. Sawyer, Sr.


/s/  Linda L. Varney      Director                          February 4, 1998
Linda L. Varney


______________________    Director                          February _, 1998
William J. Vitalini

                                EXHIBIT INDEX

    Number      Exhibit                                          Page
    ------      -------                                          ----

     2          Agreement to Merge dated February 11, 1998
                between The Milford National Bank and Trust
                Company and Milford Bank, National Association
                attached to Proxy Statement and Prospectus as
                Exhibit A                                          40

     3.1        Articles of Organization of Registrant             69

     3.2        By-Laws of Registrant                              81

     5          Opinion of counsel regarding legality              95

     8          Opinion of counsel regarding tax matters           96

    24.1        Consent of Craig and Macauley Professional
                Corporation (contained in its opinion filed
                as Exhibit 5)                                      95

    99.A        Form of President's letter to Shareholders of
                The Milford National Bank and Trust Company        97

    99.B        Form of Notice of Annual Meeting of Shareholders
                of The Milford National Bank and Trust Company     98

    99.C        Form of Proxy to be delivered to Shareholders
                of The Milford National Bank and Trust Company     99